Exhibit 2.1

[EXECUTION COPY]

AGREEMENT AND PLAN OF MERGER

dated as of

May 12, 2004

Among

APPILOG, INC.,

APPILOG LOGVIEW LTD.

MERCURY INTERACTIVE CORPORATION,

ALASKA MERGER CORPORATION,

and

AMNON SHOHAM, as STOCKHOLDERS’ REPRESENTATIVE

Section 12.09 .	Entire Agreement	68
Section 12.10 .	Captions	68
Section 12.11 .	Severability	68
Section 12.12 .	Specific Performance	68
Section 12.13 .	No Implied Representation	68

Company Disclosure Schedule

INDEX TO EXHIBITS

Exhibit A	Form of Stockholder Consent

Exhibit B-1	Form of Non-Competition and Non-Solicitation Agreement (for U.S. employees)

Exhibit B-2	Form of Non-Competition and Non-Solicitation Agreement (for Israeli employees)

Exhibit C	Form of Escrow Agreement

Exhibit D	Form of Stockholders’ Representative Agreement

Exhibit E-1	Form of Opinion of Testa, Hurwitz & Thibeault, LLP

Exhibit E-2	Form of Opinion of Meitar Liquornik Geva & Leshem Brandwein

INDEX TO ANNEXES

Annex A	List of Stockholders Executing Written Consents

Annex B-1	List of U.S Persons Executing Non-Competition and Non-Solicitation Agreement

Annex B-2	List of Israeli Persons Executing Non-Competition and Non-Solicitation Agreement

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of May 12, 2004, among Appilog, Inc., a Delaware corporation (the “Company”), Appilog Logview Ltd., registered with the Israeli Registrar of Companies as Number 51-304272-1 (“Company Subsidiary”), Mercury Interactive Corporation, a Delaware corporation (“Parent”), Alaska Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Amnon Shoham, as Stockholders’ Representative.

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with Delaware Law, Parent and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”);

WHEREAS, the Board of Directors of the Company (i) has determined that the business combination transaction is consistent with and in furtherance of the long-term business strategy of the Company and fair to, and in the best interests of, the Company and its stockholders and has approved and adopted this Agreement and the transactions contemplated by this Agreement and (ii) has recommended the approval and adoption of this Agreement by the stockholders of the Company;

WHEREAS, (i) the Board of Directors of Parent has approved and adopted this Agreement and the transactions contemplated by this Agreement and (ii) the Board of Directors of Merger Sub has approved and adopted this Agreement and the transactions contemplated by this Agreement and has recommended the approval and adoption of this Agreement by Parent as its sole stockholder;

WHEREAS, as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, immediately hereafter, each Stockholder listed on Annex A hereto shall execute a written consent in the form of Exhibit A approving this Agreement and the Merger (such consents collectively, the “Stockholder Consents”);

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, each of the individuals listed on Annex B-1 hereto shall enter into a Non-Competition and Non-Solicitation Agreement in the form attached hereto as Exhibit B-1, and each of the individuals listed on Annex B-2 hereto shall enter into a Non-Competition and Non-Solicitation Agreement in the form attached hereto as Exhibit B-2 (collectively, the “Non-Competition and Non-Solicitation Agreements”); and

WHEREAS, the Company, on the one hand, and Parent and Merger Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. (a) The following terms, as used herein, have the following meanings:

“Accrued Company Expenses” means, as of the date of Closing, the sum of (i) the amount of fees and expenses (including, without limitation, legal, accounting, investment banking, finders and advisory fees and expenses), employee bonuses and related expenses, severance payments and any other expenses, in each case, incurred by the Company in connection with this Agreement and the transactions contemplated hereby but not paid as of such date; provided that, to the extent the aggregate fees and expenses owed to Broadview International LLC in connection with this Agreement and the transactions contemplated hereby are less than the amount of fees and expenses that would be owed pursuant to the terms of the Letter Agreement dated December 19, 2003 between Broadview International LLC and the Company, one-half of the amount of such difference shall not be included in “Accrued Company Expenses”, (ii) the amount of any payables owed by the Company or the Company Subsidiary as of June 1, 2004 which, if paid in the ordinary course of business consistent with the terms of the appropriate invoices, would have been paid as of June 1, 2004, (iii) one-half of all amounts collected by the Company on or after the date of this Agreement, and (iv) the aggregate of all amounts payable by the Company in connection with any extension of any directors and officers liability insurance policy or the purchase of any such new policy for any director or officer of the Company.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry by a Third Party relating to, or any indication of interest by a Third Party in, (i) any acquisition or purchase, direct or indirect, of any amount in excess of 10% of the consolidated assets of the Company and the Company Subsidiary or any amount in excess of 10% of any class of equity or voting securities of the Company or the Company Subsidiary, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Third Party beneficially owning any amount in excess of 10% of any class of equity or voting securities of the Company or the Company Subsidiary or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets of the Company, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company.

“Additional Options” means additional option grants that may be made by the Company after the date hereof and prior to the Effective Time pursuant to Section 6.11 or with the prior written consent of Parent pursuant to Section 6.01(b).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

“Aggregate Series A Cash Amount” means the product of (i) the Series A Cash Amount and (ii) the Outstanding Series A Preferred.

“Aggregate Series A Equivalent Common Shares” means a number of shares equal to the product of (i) the Series A Equivalent Common Shares and (ii) the Outstanding Series A Preferred.

“Aggregate Series B Cash Amount” means the product of (i) the Series B Cash Amount and (ii) the Outstanding Series B Preferred.

“Aggregate Series B Equivalent Common Shares” means a number of shares equal to the product of (i) the Series B Equivalent Common Shares and (ii) the Outstanding Series B Preferred.

“Business Day” means a day other than a Saturday, Sunday or any day on which commercial banks in San Francisco, California are authorized or required by law to close.

“Code” means the Internal Revenue Code of 1986.

“Common Cash Amount” means an amount equal to the Total Cash Consideration less the sum of (i) the Aggregate Series A Cash Amount and (ii) the Aggregate Series B Cash Amount.

“Common Equivalent Share Cash Amount” means an amount of cash equal to a fraction, the numerator of which is the Common Cash Amount and the denominator of which is the sum of (i) the Outstanding Common, (ii) the Aggregate Series A Equivalent Common Shares and (ii) the Aggregate Series B Equivalent Common Shares.

“Company Balance Sheet” means the balance sheet of the Company as of December 31, 2003 and the footnotes thereto.

“Company Balance Sheet Date” means December 31, 2003.

“Company Cash” means, as of the date of the Closing, the amount of cash and cash equivalents of the Company as of such date, provided that if such date is after June 1, 2004, “Company Cash” shall mean the sum of the Company Cash as of June 1, 2004 plus the amount of payables which become owed by the Company for the first time after June 1, 2004 which have been paid by the Company as of such date in the ordinary course of business consistent with the terms of the appropriate invoices.

“Company Charter” means the Third Amended and Restated Certificate of Incorporation of the Company dated December 22, 2003.

“Company Common Stock” means the shares of Common Stock, $0.0001 par value per share, of the Company.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Effective Date” means the date on which the Effective Time occurs.

“Environmental Laws” means any federal, state, local or foreign law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement or any agreement with any governmental authority or other third party, relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of the Company or the Company Subsidiary as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Escrow Amount” means an amount in cash equal to the product of (a) 0.2 and (b) the Total Cash Consideration, subject to reduction as set forth in Schedule 1.01 of the Company Disclosure Schedule.

“Escrow Holdback” means, for each Stockholder, such Stockholder’s Pro Rata Share of the Escrow Amount.

“Intellectual Property Rights” means (i) inventions reduced to practice or made the subject of one or more pending patent applications, (ii) national and multinational statutory invention registrations, patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for in the United States and all other nations throughout the world, (iii) trademarks, service marks, trade dress, logos, and trade names (whether or not registered) in the United States and all other nations throughout the world, including all registrations and applications for registration of the foregoing and all goodwill associated therewith, (iv) copyrights (whether or not registered) and registrations and applications for registration thereof in the United States and all other nations throughout the world, including all moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression, (v) rights in computer software (including source code, object code, firmware, operating systems and specifications), (vi) non-patentable inventions the confidentiality of which have been maintained, rights in trade secrets and, to the extent protectable as trade secrets or proprietary information, business information (including confidential pricing and cost information, business and marketing plans and customer and supplier lists) and know-how (including confidential manufacturing and production processes and techniques and research and development information), (vii) rights in industrial designs (whether or not registered), (viii) rights in databases and data collections, (ix) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, (x) all rights in all of the foregoing provided by treaties, conventions and common law and (xi) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.

“Interim Balance Sheet” means the unaudited balance sheet of the Company for the period ending March 31, 2004.

“Interim Balance Sheet Date” means March 31, 2004.

“Knowledge” of any Person that is not an individual means the actual knowledge of such Person’s officers after reasonable inquiry of the relevant principal employees of the Company.

“Licensed Intellectual Property Rights” means all Intellectual Property Rights owned by a Person other than the Company or the Company Subsidiary and licensed or sublicensed to either the Company or the Company Subsidiary or for which the Company or the Company Subsidiary is the recipient of a covenant not to sue.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim, limitation or restriction of any kind in respect of such property or asset other than (i) non-exclusive licenses of Intellectual Property Rights granted to end user customers by the Company or the Company Subsidiary in the ordinary course, (ii) Liens for Taxes not yet due and payable, (iii) municipal and zoning ordinances, easements for public utilities and such imperfections of title and encumbrances, if any, that do not materially interfere with the present use of the Property. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Mandatory Approvals Receipt Date” means the date as of which the Mandatory Approvals shall have been received.

“Material Adverse Effect” means, with respect to any Person, a material adverse effect on the condition (financial or otherwise), business (including the continued operation thereof in accordance with past practice), assets or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) any failure by the Person to meet internal projections or forecasts; (ii) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement or pendency of the Merger (including any cancellations of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees); (iii) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the industries in which the Person participates, the U.S. economy as a whole or foreign economies in any locations where the Person has material operations or sales or suppliers or customers; or (iv) any adverse change, effect, event, occurrence, state of facts or development resulting from or relating to compliance with the terms of, or the taking of any action required by, this Agreement.

“Merger Consideration” means the consideration payable to holders of Company Common Stock and Preferred Stock pursuant to Sections 2.02 (a)-(c) below.

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934.

“officer” of any Person means any executive officer of such Person.

“Option Exchange Ratio” means a fraction, the numerator of which is the Common Equivalent Share Cash Amount and the denominator of which is the Parent Average Price Per Share, rounded to the nearest ten-thousandth.

“Outstanding Common” means the shares of Company Common Stock issued and outstanding at the Effective Time.

“Outstanding Options” means all of the stock options to purchase shares of Company Common Stock outstanding at the Effective Time, excluding the Additional Options.

“Outstanding Preferred” means the Outstanding Series A Preferred and the Outstanding Series B Preferred, collectively.

“Outstanding Series A Preferred” means the shares of Series A Convertible Preferred Stock issued and outstanding at the Effective Time.

“Outstanding Series B Preferred” means the shares of Series B Convertible Preferred Stock issued and outstanding at the Effective Time.

“Owned Intellectual Property Rights” means all Intellectual Property Rights owned by either the Company or the Company Subsidiary.

“Parent Average Price Per Share” means the average closing price of Parent Common Stock as printed in the Wall Street Journal for each of the 10 trading days up to and including the second trading day preceding such date.

“Parent Common Stock” means shares of common stock, $0.002 par value, of Parent, including any associated preferred stock purchase rights.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Post-Closing Tax Period” means any Tax period beginning after the Effective Date; and, with respect to a Tax period that begins on or before the Effective Date and ends thereafter, the portion of such Tax period beginning after the Effective Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Effective Date; and, with respect to a Tax period that begins on or before the Effective Date and ends thereafter, the portion of such Tax period ending on the Effective Date.

“Preferred Stock” means collectively the shares of Series A Preferred Stock and the Series B Preferred Stock.

“Pro Rata Share” means, with respect to a holder of Shares, the quotient obtained by dividing (A) the Merger Consideration received by that holder by (B) the aggregate Merger Consideration received by all holders of Shares.

“SEC” means the United States Securities and Exchange Commission.

“Series A Cash Amount” means $1.076.

“Series A Equivalent Common Shares” means, with respect to each share of Outstanding Series A Preferred, 2.64593187 shares of Company Common Stock issuable upon conversion of such share of Outstanding Series A Preferred in accordance with the Company Charter.

“Series A Preferred Stock” means the Series A Convertible Preferred Stock, $0.0001 par value per share, of the Company.

“Series B Cash Amount” means $0.17461777.

“Series B Equivalent Common Shares” means, with respect to each share of Outstanding Series B Preferred, 1.62787239 shares of Company Common Stock issuable upon conversion of such share of Outstanding Series B Preferred in accordance with the Company Charter.

“Series B Preferred Stock” means the Series B Convertible Preferred Stock, $0.0001 par value per share, of the Company.

“Shares” means the Company Common Stock and the Preferred Stock, collectively.

“Stockholders’ Representative” means Amnon Shoham.

“Stockholders’ Representative Agreement” means the agreement between the Company and the Stockholders’ Representative, dated May 12, 2004, in the form attached hereto as Exhibit D.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) in the case of the Company or the Company Subsidiary, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or the Company Subsidiary to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability of the Company or the Company Subsidiary for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including, but not limited to, an indemnification agreement or arrangement).

“Tax Asset” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including without limitation deductions and credits related to alternative minimum Taxes).

“Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding the Company or the Company Subsidiary that provide for the allocation, apportionment, sharing or assignment of any item of income, gain, deduction, credit or loss or any Tax liability or benefit, in each case, for the purpose of determining any person’s Tax liability.

“Third Party” means any Person as defined in this Agreement or in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

“Total Cash Consideration” means an amount equal to the sum of (a) $49,000,000 and (b) the Final Company Cash Amount.

“Transaction Expenses” means the reasonably documented fees and expenses incurred by the Company’s legal counsel, auditors, investment bankers, financial advisors and consultants incurred in connection with this Agreement and the transactions contemplated hereby.

“Warrant” means each unexpired and unexercised outstanding warrant to purchase Company Common Stock or Series B Preferred Stock, as applicable.

Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Antitrust Authority	Section 4.03
Basket Amount	Section 10.02
Capital Gain Route	Section 4.05
Certificates	Section 2.03
Change of Recommendation	Section 6.03
Chief Scientist	Section 4.03
Closing	Section 2.01
Company Disclosure Schedule	Article 4
Company Products	Section 4.18
Company Registered Intellectual Property Rights	Section 4.18
Company Securities	Section 4.05
Company Stock Options	Section 2.05
Company Stock Plan	Section 2.05
Company Subsidiary Securities	Section 4.06
Contested Claim	Section 10.02
Damages	Section 10.02
Effective Time	Section 2.01
Employee Agreements	Section 4.18
Employee Plans	Section 4.15
End Date	Section 11.01
Escrow Account	Section 2.08
Escrow Agent	Section 2.08
Escrow Agreement	Section 2.08
Escrow Fund	Section 2.08
Estimated Company Cash Amount	Section 6.08
Exchange Agent	Section 2.03
Final Award	Section 10.02
Final Company Cash Amount	Section 6.08
GAAP	Section 4.07
Governmental Authority	Section 9.01
Indemnified Parties	Section 7.03
Indemnifying Party	Section 10.02
Information Statement	Section 6.02
Investment Center	Section 4.03
ISO	Section 4.05
Israeli Tax Authorities	Section 4.03
J.A.M.S.	Section 10.02

Term	Section
Loss	Section 10.02
Mandatory Approvals	Section 6.07
Material Agreement	Section 4.11
Merger	Recitals
Multiemployer Plan	Section 4.15
NDA	Section 6.04
Non-Competition and Non-Solicitation Agreement	Recitals
Open Source Materials	Section 4.18
Ordinance	Section 2.05
Parent Indemnified Parties	Section 10.02
Permits	Section 4.20
Registration Rights Agreement	Section 4.15
Return	Section 4.14
Rules	Section 2.05
Schedule	Article 4
Stockholder	Section 2.03
Stockholder Consents	Recitals
Surviving Corporation	Section 2.01
Third Party Combined Products	Section 4.18

ARTICLE 2

THE MERGERS

Section 2.01. Mergers. (a) At the Effective Time, Merger Sub shall be merged with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b) As soon as practicable (but in no event later than 2 Business Days) after satisfaction or, to the extent permitted hereunder, waiver, of all conditions to the Merger set forth in Article 9, the Company and Merger Sub will file an agreement of merger with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the agreement of merger is accepted by the Secretary of State of the State of Delaware or at such later time as is specified in the agreement of merger. Immediately prior to the filing of the agreement of merger with the Secretary of State of the State of Delaware, a closing (the “Closing”) will be held at the offices of Davis Polk & Wardwell, 1600 El Camino Real, Menlo Park, California 94025 (or such other place as the parties may agree).

Section 2.02. Conversion of Shares. At the Effective Time:

(a) each share of Outstanding Series B Preferred shall be converted into the right to receive an amount of cash, without interest, equal to the sum of (i) the Series B Cash Amount and (ii) the product of (A) the Series B Equivalent Common Shares and (B) the Common Equivalent Share Cash Amount;

(b) each share of Outstanding Series A Preferred shall be converted into the right to receive an amount of cash, without interest, equal to the sum of (i) the Series A Cash Amount and (ii) the product of (A) the Series A Equivalent Common Shares and (B) the Common Equivalent Share Cash Amount;

(c) each share of Outstanding Common shall be converted into the right to receive an amount of cash, without interest, equal to the Common Equivalent Share Cash Amount;

(d) each Share held by the Company as treasury stock or owned by Parent or any of its Subsidiaries immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto; and

(e) each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Notwithstanding the foregoing, the parties hereto acknowledge and agree that the Escrow Amount shall be deducted from the cash payable to each Stockholder based on such Stockholder’s Pro Rata Share of the Escrow Amount as set forth in Section 2.08. The aggregate amount of consideration payable to each Stockholder pursuant to Sections 2.02(a), 2.02(b), and 2.02(c) shall be rounded to the nearest cent.

Section 2.03. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an agent (the “Exchange Agent”) for the purpose of exchanging certificates representing Shares (the “Certificates”) for the Merger Consideration (less the Escrow Holdback). At the Effective Time or promptly thereafter (but in no event later than 1 Business Day), Parent will transfer to the Exchange Agent, as needed, the Merger Consideration (less the Escrow Holdback) to be paid in respect of the Shares. At the Effective Time or promptly thereafter, the Company’s stockholders (each, a “Stockholder” and collectively, the “Stockholders”) will surrender the Certificates to the Exchange Agent for cancellation together with a letter of transmittal and instructions (the “Letter of Transmittal”), which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent, for use in such exchange.

(b) Each holder of Shares that have been converted into the right to receive the Merger Consideration less the Escrow Holdback will be entitled to receive, upon surrender to the Exchange Agent of a Certificate, together with a properly completed Letter of Transmittal, the Merger Consideration less the Escrow Holdback payable for each Share represented by such Certificate. All such funds shall be paid to the holders of Shares by check or, upon the request of any such holder and the payment by such holder of any applicable fee required by the Exchange Agent, by wire transfer to an account specified in such holder’s respective Letter of Transmittal. Until so surrendered, each such Certificate shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration less the Escrow Holdback.

(c) If any portion of the Merger Consideration less the Escrow Holdback is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration less the Escrow Holdback provided for, and in accordance with the procedures set forth, in this Article 2.

(e) Any portion of the Merger Consideration (less the Escrow Holdback) made available to the Exchange Agent pursuant to Section 2.03(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of Shares on the first anniversary of the Effective Date shall be returned to Parent, upon demand, and any such holder who has not exchanged Shares for the Merger Consideration less the Escrow Holdback in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration less the Escrow Holdback in respect of such Shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Immediately prior to such time when amounts remaining unclaimed by holders of Shares would otherwise escheat to or become property of any governmental authority, such unclaimed amounts shall become, to the extent permitted by applicable law, the property of Parent free and clear of any claims or interest of any Persons previously entitled thereto.

(f) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) to pay for Shares for which appraisal rights have been perfected shall be returned to Parent, upon demand.

Section 2.04. Dissenting Shares. Notwithstanding Section 2.02, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with Delaware Law shall not be converted into a right to receive the Merger Consideration, but the holder thereof shall only be entitled to such rights as are provided by Delaware Law, unless such holder fails to perfect, withdraws or otherwise loses its right to appraisal. If, after the Effective Time, such holder fails to perfect, withdraws or loses its right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration less the Escrow Holdback. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

Section 2.05. Stock Options. (a) All outstanding options to purchase Company capital stock (“Company Stock Options”) outstanding at the Effective Time under the Appilog, Inc. 2003 Stock Option Plan (the “Company Stock Plan”) shall, at the Effective Time and by virtue of the Merger and without any action on the part of the holder thereof, be assumed by Parent. To the extent necessary, the applicable option agreements shall be amended to provide that the Company Stock Options (other than the Additional Options) shall become fully vested as of the Effective Time. Subject to the immediately preceding sentence, each Company Stock Option so assumed by Parent under this Agreement shall continue to have, and be subject to, substantially similar terms and conditions to those set forth in the Company Stock Plan or as provided in the respective option agreement immediately prior to the Effective Time, except that (i) each Company Stock Option will be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Stock Option immediately prior to the Effective Time multiplied by the Option Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock; and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Stock Option will be equal to the quotient determined by dividing the exercise price per share of Company capital stock at which such Company Option was exercisable immediately prior to the Effective Time by the Option Exchange Ratio, rounded up to the nearest whole cent. It is the intention of the parties hereto that the Company Stock Options (other than those Additional Options which shall be issued to employees located in the United States) assumed by Parent following the Effective Time pursuant to this Section will, to the extent permitted by applicable law, qualify as incentive stock options as defined in Section 422 of the Code, to the extent any such Company Stock Options qualified as incentive stock options immediately prior to the Effective Time or as options granted pursuant to the provisions of section 102 of the Israeli Income Tax Ordinance (new version) 1961 (the “Ordinance”) and any regulations, rules, orders or procedures promulgated thereunder, including the Income Tax Rules (Tax benefits in Stock Issuance to Employees) 5763-2003 (the “Rules”), as appropriate.

(b) As soon as practicable after the Effective Time, Parent shall deliver to each holder of an outstanding Company Stock Option an appropriate notice setting forth such holder’s rights pursuant thereto. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of assumed Company Stock Options pursuant to the terms set forth in this Section.

Section 2.06. Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding Shares shall occur,

including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of Shares, or stock dividend thereon with a record date during such period, the Merger Consideration, the Escrow Holdback, and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

Section 2.07. Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law; provided, however, that the Surviving Corporation and/or Parent, as the case may be, shall not be entitled to withhold any amounts pursuant to this Section 2.07 if the Surviving Corporation, Parent or the Exchange Agent, as the case may be, has received, prior to Closing, such certificates or forms as are sufficient, under applicable law, to establish that withholding is not required. If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

Section 2.08. Escrow. At the Effective Time, Parent shall withhold from the Merger Consideration otherwise payable with respect to Shares, an aggregate amount of cash equal to the Escrow Amount. The Escrow Amount shall be allocated to each holder of Shares based on such holder’s Pro Rata Share of the Escrow Amount. Prior to or simultaneously with the Effective Time, the Stockholders’ Representative and Parent shall enter into an escrow agreement (the “Escrow Agreement”) substantially in the form of Exhibit C hereto with an escrow agent (the “Escrow Agent”) selected by Parent and reasonably acceptable to the Stockholders’ Representative. Pursuant to the terms of the Escrow Agreement, at the Effective Time Parent shall deposit the Escrow Amount into an escrow account (the “Escrow Account”), which account is to be managed by the Escrow Agent. Distributions of any money from the Escrow Account shall be governed by the terms and conditions of the Escrow Agreement (any money in the Escrow Account being referred to as the “Escrow Fund”). The parties acknowledge and agree that (i) any amount distributed by the Escrow Agent from the Escrow Account to the Stockholders pursuant to the terms of the Escrow Agreement shall be treated, for U.S. federal income tax purposes, as additional consideration paid to the Stockholders for their Shares pursuant to the Merger as and when such amount is distributed, and (ii) a portion of each such distribution shall be treated as a payment of interest in accordance with Section 483 of the Code.

Section 2.09. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration (less the Escrow Holdback) to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article 2.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01. Certificate of Incorporation. The certificate of incorporation of the Surviving Corporation shall be amended at the Effective Time to be identical to the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time.

Section 3.02. Bylaws. The bylaws of Merger Sub in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

Section 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Merger Sub at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE COMPANY SUBSIDIARY

The Company hereby represents and warrants to Parent that each of the statements contained in this Article 4 are true and complete, and the Company Subsidiary hereby represents and warrants to Parent that each of the statements contained in this Article 4 that are related to the Company Subsidiary are true and complete, except as otherwise provided herein and except as specifically disclosed in the schedules attached hereto (each, a “Schedule” and together, the “Company Disclosure Schedule”).

Section 4.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and authority to own, lease and operate its properties and assets and to carry on its business as now conducted and as currently proposed by it to be conducted. Schedule 4.01(a) contains a complete and accurate list of every jurisdiction in which the Company is qualified to do business. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where failure to be so qualified would have a Material Adverse Effect on the Company. The Company has heretofore made available to Parent true and complete copies of the Company Charter and bylaws of the Company as currently in full force and effect. The Company is not in violation of any of the provisions of the Company Charter or bylaws. The Company shall amend its certificate of incorporation immediately prior to the Effective Time as set forth in Schedule 4.01(b).

Section 4.02. Corporate Authorization; Stockholder Consents. (a) The execution, delivery and performance by the Company of this Agreement and the Stockholders’ Representative Agreement and the consummation by the Company of the transactions contemplated hereby and thereby are within the Company’s corporate powers and have been duly authorized by the Company’s Board of Directors. This Agreement has been duly executed and delivered by the Company, and assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, except as its enforceability may be subject to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Stockholders’ Representative Agreement, when duly executed and delivered by the Company, and assuming the due authorization, execution and delivery by the other parties thereto, will constitute a valid and binding obligation of the Company enforceable in accordance with its terms, except as its enforceability may be subject to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b) At a meeting duly called and held (or by unanimous written consent in accordance with Delaware Law and the Company Charter and bylaws of the Company) the Company’s Board of Directors has (i) unanimously determined that this Agreement is advisable, and that the Merger is fair to and in the best interests of the Stockholders and (ii) unanimously approved and adopted this Agreement and the Merger.

(c) The only votes of the holders of any class or series of Company capital stock necessary to consummate the Merger and the transactions provided for herein are (i) the approval of the holders of at least a majority of the Outstanding Common, Outstanding Series A Preferred, and Outstanding Series B Preferred, voting together as a single class on a common equivalent basis in accordance with the Charter and (ii) the approval of the holders of at least two-thirds of the Outstanding Series A Preferred and the Outstanding Series B Preferred, voting together as a single class on a common equivalent basis in accordance with the Charter. The approvals specified in the preceding sentence will be satisfied by the execution and delivery of the Stockholder Consents by the Stockholders listed on Annex A, who represent the owners of a number of Shares sufficient to satisfy the approvals specified in the first sentence of this Section 4.02(c) and to satisfy the requirements of Delaware Law and the Company Charter with respect to the Merger and the transactions contemplated pursuant to this Agreement.

Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the Stockholders’ Representative Agreement and the consummation by the Company of the transactions contemplated hereby and thereby require no action on the part of the Company or the Company Subsidiary by or in respect of, or filing with or approval of, any governmental body, agency, official or authority, domestic, foreign or supranational, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) such filings and approvals as may be required with the Israel Investment Center of the Israeli Ministry of Trade and Industry (the “Investment Center”), (iii) such filings and approvals as may be required with the Office of the Chief Scientist of the Ministry of Trade and Industry of the State of Israel

(the “Chief Scientist”), (iv) such filings and approvals as may be required with the General Director of the Antitrust Authority in Israel (the “Antitrust Authority”), and (v) such filings and approvals as may be required with the Israeli Income Tax Authorities (the “Israeli Tax Authorities”) as specified in Section 6.07 below.

Section 4.04. Non-Contravention. (a) The execution, delivery and performance by the Company of this Agreement and the Stockholders’ Representative Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Company Charter, bylaws or other governing instruments of the Company or the Company Subsidiary, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with, or result in a violation or breach of any provision of any material law, statute, ordinance, rule, regulation, judgment, injunction, order, ruling or decree applicable to the Company or the Company Subsidiary, (iii) except as set forth in Section 4.04 of the Company Disclosure Schedule, require any material consent or similar action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, could become a default, under, or cause or permit the termination, cancellation, acceleration or other change of any material right or obligation or the loss of any material benefit to which the Company or the Company Subsidiary is entitled under any provision of any Material Agreement or any contract, lease, license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and the Company Subsidiary or (iv) result in the creation or imposition of any Lien on any asset of the Company or the Company Subsidiary, except for such contraventions, conflicts and violations referred to in clause (ii) and for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (iii) and (iv) that would not be reasonably expected, individually or in the aggregate, to be material to the Company or to materially impair the ability of the Company to consummate the actions contemplated by this Agreement.

(b) The conversion of each share of Outstanding Series B Preferred, Outstanding Series A Preferred and Outstanding Common in accordance with Section 2.02 conforms in all respects to the requirements, preferences and other provisions of the Company Charter.

Section 4.05. Capitalization. (a) As of the date hereof, the authorized capital stock of the Company consists of 208,568,882 shares consisting of (i) 150,000,000 shares of Company Common Stock and (ii) 58,568,882 shares of Preferred Stock consisting of (A) 3,877,999 shares of Series A Preferred Stock and (B) 54,690,883 shares of Series B Preferred Stock. As of the date hereof, there are outstanding (i) 4,422,001 shares of Common Stock (ii) 3,877,999 shares of Series A Preferred Stock, and (iii) 52,256,996 shares of Series B Preferred Stock. As of the date hereof, there are outstanding Warrants to purchase 3,962,058 shares of Company Common Stock and 2,433,888 shares of Series B Preferred Stock. As of the date hereof, each share of Series A Preferred Stock is convertible into a number of shares of Company Common Stock equal to the Series A Equivalent Common Shares and each share of Series B Preferred Stock is convertible into a number of shares of Company Common Stock equal to the Series B Equivalent

Common Shares. The Company capital stock and Warrants are, as of the date of this Agreement, held by the Persons and in the amounts set forth in Schedule 4.05, with the latest known addresses of such Persons indicated thereon. All holders of the Company capital stock and Warrants are the lawful owners of record of all the issued and outstanding shares of capital stock and Warrants of the Company as indicated opposite to their name in Schedule 4.05 and, except as set forth on Schedule 4.05(a), of all rights thereto, to the Company’s Knowledge, free and clear of all liens, claims, charges, encumbrances, restrictions, rights, options to purchase, proxies, voting trust and other voting agreements, calls or commitments of every kind, and none of the said entities owns any other stock, options or other rights to subscribe for, purchase or acquire any capital stock of the Company from the Company or, to the Knowledge of the Company, from each other. The Company Subsidiary owns no Company capital stock or Warrants. All outstanding shares of the Company are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Company Charter or bylaws of the Company or any agreement to which the Company is a party or by which it is bound and have been issued in compliance with federal and state and any other applicable local securities laws. Each Warrant was duly and validly issued and was issued in compliance with federal and state and any other applicable local securities laws, and except as set forth on Schedule 4.05(a), the Company capital stock issuable upon exercise of each Warrant has been duly reserved and, upon exercise, would be validly issued, fully paid and non-assessable. Each Warrant that is unexercised prior to the Effective Time shall not be exercisable at or after the Effective Time and anything to the contrary in such Warrant is void and of no force or effect. There are no declared or accrued unpaid dividends with respect to any shares of the Company Common Stock or the Company Preferred Stock. The Company has no other capital stock authorized, issued or outstanding. The Company has heretofore delivered to Parent true and complete copies of each Warrant and any and all agreements to grant a warrant. Since its incorporation, there has been no declaration or payment by the Company of dividends, or any distribution by the Company of any assets of any kind to any of its stockholders in redemption of or as the purchase price for any Company Securities.

(b) The Company has reserved 68,162,592 shares of Company Common Stock for issuance to employees, directors and consultants pursuant to the Company Stock Plan, of which 27,987,874 shares are subject to outstanding unexercised options as of the date hereof, and 40,174,718 shares remain available for future grant as of the date hereof. Schedule 4.05(b)(i) of the Company Disclosure Schedule sets forth each Company Stock Option outstanding, the grant date and number of shares of Company Common Stock subject to such option, the exercise price of such option, the date on which such option expires and whether and to what extent such option in intended to qualify as an incentive stock option as defined in Section 422 of the Code (an “ISO”) or qualification under the Capital Gain Route as defined in section 102 of the Ordinance (the “Capital Gain Route”). Each option identified as an ISO met all of the requirements of the Code with respect to ISOs as of the date of grant. Each option granted to Israeli employees under the Capital Gain Route meets all of the requirements of the Ordinance and the Rules. Each Company Stock Option was duly and validly issued and was issued in compliance with federal and state and any other applicable local securities laws, the Company capital stock issuable upon exercise of each Company Stock Option has been duly reserved and, upon exercise, will be validly issued, fully paid and non-assessable. The Company has provided to Parent the name and address of the holder of each such option. Except for the Company Stock Options, the Warrants, the Outstanding Series A Preferred, and the Outstanding Series B Preferred, there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any securities of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement, and the Company has not promised any person (including any former employee) any such options or other securities. No outstanding Company capital stock is subject to vesting or forfeiture or rights of repurchase by the Company. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation, or other similar rights with respect to the Company or any of its securities. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company or any other matters involving any securities of the Company. The Company has heretofore delivered or made available to Parent true and complete copies of each Company Stock Option and any and all agreements to grant a Company Stock Option.

(c) Except as set forth in this Section 4.05, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options, warrants, preemptive rights, contracts, commitments or other rights to subscribe for, purchase or acquire from the Company, or other obligations of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or the Company Subsidiary to repurchase, redeem or otherwise acquire any of the Company Securities.

(d) (i) The authorization and issuance of each of the Series A Preferred Stock, the Series B Preferred Stock and the Warrants and (ii) the authorization of all actions taken in connection with the issuance of each of the Series A Preferred Stock and Series B Preferred Stock (including, without limitation, the approval of any applicable amended and restated certificates of incorporation), in each case, did not (A) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation, bylaws or other governing instruments or agreements (including without limitation, any stockholder or registration rights agreement) of the Company as then in effect, or (B) contravene, conflict with, or result in any violation or breach of any law or statute applicable to the Company (including without limitation, Delaware Law) as such law or statute was in effect at the time of such authorization and issuance.

Section 4.06. Subsidiaries. (a) The Company does not own or control, directly or indirectly, any interest in any Person other than the Company Subsidiary and is not a participant in any partnership or joint venture, and does not own, directly or indirectly, any assets comprising the business or obligations of any other Person. The Company Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Israel, has all corporate powers and authority to own, lease and operate its properties and assets and to carry on its business as now conducted and as currently proposed to be conducted. The Company Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where failure to be so qualified would have, individually or the aggregate, a Material Adverse Effect on the Company and the Company Subsidiary, taken as a whole. The Company Subsidiary is not in violation of any of the provisions of its articles of association or bylaws. Schedule 4.06(a)(1) sets forth all jurisdictions in which it is authorized to do business. The Articles of Association of the Company Subsidiary as in effect of the date hereof and as shall be in effect at the Closing are attached hereto as Schedule 4.06(a)(2).

(b) All of the outstanding shares of capital stock of, or other voting securities or ownership interests in, the Company Subsidiary are directly owned by the Company, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). No Person other than the Company has any right to participate in, or receive any payment based on any amount relating to, the revenue, income, value or net worth of the Company Subsidiary or any component or portion thereof, or any increase or decrease in any of the foregoing. There are no outstanding (i) securities of the Company or Company Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in the Company Subsidiary or (ii) options, warrants, preemptive rights, contracts, commitments or other rights to acquire from the Company or the Company Subsidiary, or other obligations of the Company or the Company Subsidiary to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, the Company Subsidiary (the items in clauses (i) and (ii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or the Company Subsidiary to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

Section 4.07. Financial Statements. The audited balance sheets as of December 31, 2003, 2002 and 2001 and related audited statements of income and cash flows for each of the years ended December 31, 2003, 2002 and 2001 and unaudited consolidated interim financial statements for the three months ended March 31, 2004 of the Company provided to Parent and attached hereto as Schedule 4.07 fairly present, in conformity with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and the Company Subsidiary as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject only to normal year-end adjustments and an absence of footnotes in the case of any unaudited interim financial statements).

Section 4.08. Absence of Certain Changes. Since the Company Balance Sheet Date, the business of the Company and the Company Subsidiary has been conducted in the ordinary course consistent with past practices and, other than as provided for in this Agreement, there has not been:

(a) any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or the Company Subsidiary;

(b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or the Company Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or the Company Subsidiary;

(c) any amendment of any material term of any outstanding security of the Company or the Company Subsidiary, other than as contemplated by this Agreement;

(d) as of the date of this Agreement, any incurrence, assumption or guarantee by the Company or the Company Subsidiary of any indebtedness for borrowed money;

(e) any creation or other incurrence by the Company or the Company Subsidiary of any material Lien on any material asset;

(f) any making of any loan, advance or capital contributions to or investment in any Person, except for reasonable advances to employees and consultants for travel and business expenses in the ordinary course of business consistent with past practices;

(g) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or the Company Subsidiary that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or the Company Subsidiary;

(h) any transaction or commitment made, or any contract or agreement entered into, by the Company or the Company Subsidiary relating to its assets or business (including the acquisition or disposition of its assets) or any relinquishment by the Company or the Company Subsidiary of any contract or other right, in either case, material to the Company and the Company Subsidiary, taken as a whole, other than in the ordinary course of business.

(i) any change in any method of accounting, method of tax accounting or accounting principles or practice by the Company or the Company Subsidiary, except for any such change required by reason of a concurrent change in GAAP;

(j) any (i) grant of any severance or termination pay to (or amendment to any existing arrangement with) any director, officer or employee of the Company or the Company Subsidiary, (ii) increase in benefits payable to any director, officer or employee of the Company or the Company Subsidiary under any existing severance or termination pay policies or employment agreements, (iii) entering into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or the Company Subsidiary, (iv) establishment, adoption or amendment (except as required by applicable law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company or the Company Subsidiary, or (v) increase in compensation, bonus or other benefits payable to any director, officer or employee of the Company or the Company Subsidiary; in each such case other than as required by applicable law;

(k) any material labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or the Company Subsidiary, which employees were not subject to a collective bargaining agreement at the Company Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

(l) any material Tax election made or changed, any annual Tax accounting period changed, any method of Tax accounting adopted or changed, any material amended Tax Returns or claims for Tax refunds filed, any material closing agreement entered into, any material Tax claim, audit or assessment settled, or any right to claim a material Tax refund, offset or other reduction in Tax liability surrendered; or

(m) material change in its practices relating to pricing or royalties set or charged by the Company to its customers or licensees or, any notification made to the Company of a material change in pricing or royalties set or charged by licensors to the Company;

(n) any material capital expenditure, or commitment for a capital expenditure, for additions or improvements to property, plant and equipment that, other than as set forth in the Company’s capital spending plan which has been made available to Parent; or

(o) agreement by the Company or any officer thereof or any written agreement by an employee of the Company in their capacities as such to do any of the things described in the preceding clauses (a) through (n) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

Section 4.09. No Undisclosed Liabilities. There are no liabilities or obligations of the Company or the Company Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability or obligation, other than:

(a) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto or incurred in the ordinary course of business since the Company Balance Sheet Date; and

(b) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Company Balance Sheet Date that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or the Company Subsidiary.

Section 4.10. Compliance with Laws and Court Orders. Each of the Company and the Company Subsidiary is and has at all times since its date of organization been in material compliance with, and to the Knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given notice of any material violation of, any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree.

Section 4.11. Agreements, Contracts and Commitments. (a) Neither the Company nor the Company Subsidiary is a party to or bound by:

(i) any lease or sublease (whether of real or personal property);

(ii) any agreement for the purchase or license of materials, supplies, goods, services, equipment or other tangible or intangible assets providing for either (A) annual payments by the Company or the Company Subsidiary of $10,000 or more or (B) aggregate payments by the Company or the Company Subsidiary of $25,000 or more;

(iii) any license, sales, distribution or other similar agreement (other than agreements with end user customers entered into in the ordinary course of business) providing for the sale or license by the Company or any the Company Subsidiary of software, materials, supplies, goods, services, equipment or other assets that provides for either (A) annual payments to the Company or the Company Subsidiary of $10,000 or more or (B) aggregate payments to the Company and the Company Subsidiary of $25,000 or more;

(iv) any sales or similar agreement which entitles any customer to a rebate or right of set-off, to return any product to the Company after acceptance thereof or to delay the acceptance thereof, or which varies in any material respect from the Company’s standard form contracts (except for contracts which, individually or in the aggregate, are not material to the business of the Company or the Company Subsidiary);

(v) any agreement with a supplier containing any provision permitting any party other than the Company or the Company Subsidiary to renegotiate the price or other terms, or containing any pay-back or other similar provision, upon the occurrence of a failure by the Company or the Company Subsidiary to meet its obligations under the agreement when due or the occurrence of any other event (except for contracts which, individually or in the aggregate, are not material to the business of the Company or the Company Subsidiary);

(vi) any partnership, joint venture, alliance, agency, dealer, sales representative, marketing, distribution, original equipment manufacturer, value added reseller, remarketer, joint marketing, channel partner or other similar agreement or arrangement;

(vii) any agreement, contract or commitment relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

(viii) any mortgages, indentures, loans or credit agreements, security agreements or other written agreements or instruments relating to the borrowing of money or the extension of credit or the deferred purchase price of property (in any case, whether incurred, assumed, guaranteed or secured by any asset);

(ix) any agreement under which the Company or the Company Subsidiary has advanced or agreed to advance money;

(x) except for end-user licenses granted to customers by the Company or the Company Subsidiary in the ordinary course of business consistent with past practices, any material option (other than employee stock options), license or franchise;

(xi) any software development agreement or other agreement for development or authorship of products and services for the Company or the Company Subsidiary;

(xii) any agreement that limits in any material respect the freedom of the Company or the Company Subsidiary to compete in any line of business or with any Person or in any geographic area or which could reasonably be expected to so limit the freedom of the Company or the Company Subsidiary after the Effective Time;

(xiii) any agreement with any Affiliate of the Company (or the Company Subsidiary), with any director or officer of the Company or the Company Subsidiary, or with any “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the 1934 Act) of any such director or officer; or

(xiv) other than Employee Agreements and standard offer letters, any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson or consulting or sales agreement, contract or commitment with a firm or other organization;

(xv) any agreement with severance, change in control or similar arrangements, that will result in any obligation (absolute or contingent) of the Company or the Company Subsidiary to make any payment as a result of the consummation of the Merger, termination of employment or both;

(xvi) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, as a result of the consummation of the Merger or the value of any of the benefits of which will be calculated on the basis of the Merger; or

(xvii) any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to the Company and the Company Subsidiary, taken as a whole other than agreements with end user customers entered into in the ordinary course of business, involving annual payments to the Company and the Company Subsidiary in excess of $25,000.

(b) Each agreement, contract, plan, lease, arrangement or commitment disclosed or required to be disclosed pursuant to this Section 4.11 is referred to as a “Material Agreement” and is a valid and binding agreement of the Company or the Company Subsidiary, as the case may be, and is in full force and effect with respect to the Company or the Company Subsidiary and, to the Knowledge of the Company, each other party thereto, and none of the Company, the Company Subsidiary or, to the Knowledge of the Company, any other party thereto is in default or breach in any material respect under the terms of any such Material Agreement, and, to the Knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would reasonably be expected to constitute a material event of default thereunder. Any “acceptance requirement”, “acceptance criteria” or other similar provision in any Material Agreement has been met by the Company or the Company Subsidiary, as applicable. The Company has no present expectation or intention of not fully performing all its respective material obligations under each such Material Agreement. True and complete copies of each such Material Agreement, have been made available to Parent.

Section 4.12. Litigation. There is no action, suit, investigation or proceeding (or, to the Knowledge of the Company, any reasonable basis therefor) pending against, or, to the Knowledge of the Company, threatened against or affecting, the Company or the Company Subsidiary, or, to the Knowledge of the Company pending or threatened against or affecting any present officer, director or employee of the Company or the Company Subsidiary (including, without limitation, any action pending or threatened involving the prior employment of any of the Company’s or the Company Subsidiary’s employees or use by any of them in connection with the Company’s or the Company Subsidiary’s business of any information, property or techniques allegedly proprietary to any of their former employers) in each case if determined adversely could reasonably be expected to result in a material liability to the Company, the Company Subsidiary or any of their respective properties or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby before any court or arbitrator or before or by any governmental body, agency or official, domestic, foreign or supranational. Neither the Company nor the Company Subsidiary is a party to or subject to the provisions of any order, writ, injunction, judgment award or decree of any court tribunal or arbitrator or governmental authority agency or instrumentality. There is no action, suit or proceeding initiated by the Company or the

Company Subsidiary currently pending or that the Company or the Company Subsidiary intends to initiate, including, without limitation, any action involving the prior employment of any of the Company’s or the Company Subsidiary’s officers or employees or their use in connection with the Company’s business of any information or techniques that may be proprietary to any of their former employers.

Section 4.13. Finders’ Fees. Other than Broadview International LLC, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or the Company Subsidiary who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement. A copy of the Company’s engagement agreement with Broadview International LLC has been provided to Parent.

Section 4.14. Tax Representations. The Company represents and warrants to Parent as of the date hereof and as of the Effective Time that:

(a) Filing and Payment. Except as set forth on Schedule 4.14(a), (i) all Tax returns, statements, reports, elections, declarations, disclosures, schedules and forms (including estimated tax or information returns and reports) filed or required to be filed with any Taxing Authority with respect to any Pre-Closing Tax Period by or on behalf of the Company or the Company Subsidiary (collectively, the “Returns”), have, to the extent required to be filed on or before the date hereof, been filed when due in accordance with all applicable laws; (ii) as of the time of filing, the Returns were true and complete in all material respects; and (iii) all Taxes shown as due and payable on the Returns that have been filed have been timely paid, or withheld and remitted to the appropriate Taxing Authority.

(b) Financial Records. Except as set forth on Schedule 4.14(b), (i) the charges, accruals and reserves for Taxes with respect to the Company and the Company Subsidiary reflected on the books of the Company and the Company Subsidiary (excluding any provision for deferred income taxes reflecting either differences between the treatment of items for accounting and income tax purposes or carry forwards) are adequate to cover Tax liabilities accruing through the end of the last period for which the Company and the Company Subsidiary ordinarily record items on their respective books; and (ii) since the end of the last period for which the Company and the Company Subsidiary ordinarily record items on their respective books, neither the Company nor the Company Subsidiary has incurred any material Tax liabilities, other than in the ordinary course of business.

(c) Procedure and Compliance. Except as set forth on Schedule 4.14(c), (i) neither the Company nor the Company Subsidiary has granted any extension or waiver of the statute of limitations period applicable to any Return, which period (after giving effect to such extension or waiver) has not yet expired; (ii) there is no claim, audit, action, suit, proceeding, or investigation now pending or, to the Knowledge of the Company, threatened against or with respect to the Company or the Company Subsidiary in respect of any Tax or Tax Asset; and (iii) no adjustment that would materially increase the Tax liability, or materially reduce any Tax Asset, of the Company or the Company

Subsidiary has been made, proposed or to the Knowledge of the Company threatened by a Taxing Authority during any audit of a Pre-Closing Tax Period which could reasonably be expected to be made, proposed or threatened in an audit of any subsequent Pre-Closing Tax Period or Post-Closing Tax Period.

(d) Taxing Jurisdictions. Schedule 4.14(d) contains a list of all jurisdictions (whether foreign or domestic) to which any Tax is properly payable by the Company or the Company Subsidiary.

(e) Tax Sharing, Consolidation and Similar Arrangements. Except as set forth on Schedule 4.14(e), (i) neither the Company nor the Company Subsidiary has been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company was the common parent, or made any election or participated in any arrangement whereby any Tax liability or any Tax Asset of the Company or the Company Subsidiary was determined or taken into account for Tax purposes with reference to or in conjunction with any Tax liability or any Tax Asset of any other Person; (ii) neither the Company nor the Company Subsidiary is party to any Tax Sharing Agreement or to any other agreement or arrangement referred to in clause (ii) or (iii) of the definition of “Tax”; (iii) no amount of the type described in clause (ii) or (iii) of the definition of “Tax” is currently payable by either the Company or the Company Subsidiary, regardless of whether such Tax is imposed on the Company or the Company Subsidiary; (iv) neither the Company nor the Company Subsidiary has entered into any agreement or arrangement with any Taxing Authority with regard to the Tax liability of the Company or the Company Subsidiary affecting any Tax period for which the applicable statute of limitations, after giving effect to extensions or waivers, has not expired; and (v) any transaction or arrangement between the Company and the Company Subsidiary has been reported in accordance with the requirements of Section 482 of the Code and the Treasury Regulations promulgated thereunder, or any similar provision of state, local or foreign law.

(f) Certain Elections, Agreements and Arrangements. Except as set forth on Schedule 4.14(f), (i) neither the Company nor the Company Subsidiary is a party to any understanding or arrangement described in Section 6111(d) or Section 6662(d)(2)(C)(iii) of the Code, or has “participated” in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4 with respect to which the Company or the Company Subsidiary would be required to file a disclosure statement pursuant to Treasury Regulation Section 1.6011-4(a); (ii) during the five-year period ending on the date hereof, neither the Company nor the Company Subsidiary was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code; (iii) no election has been made under Treasury Regulations Section 1.7701-3 or any similar provision of Tax law to treat the Company or the Company Subsidiary as an association, corporation or partnership; and (iv) neither the Company nor the Company Subsidiary is disregarded as an entity for Tax purposes.

(g) Post-Closing Attributes. Except as set forth on Schedule 4.14(g), (i) neither the Company nor the Company Subsidiary will be required to include any adjustment in taxable income for any Post-Closing Tax Period under Section 481(c) of the Code (or any similar provision of the Tax laws of any jurisdiction) as a result of a change in method of accounting for a Pre-Closing Tax Period; (ii) neither the Company nor the Company Subsidiary has an overall foreign loss; and (iii) neither the Company nor the Company Subsidiary will be required to include for a Post-Closing Tax Period taxable income attributable to income economically realized in a Pre-Closing Tax Period, including any distributions in a Pre-Closing Tax Period from an entity that is fiscally transparent for Tax purposes and any income that would be includible in a Post-Closing Tax Period as a result of the installment method or the look-back method (as defined in Section 460(b) of the Code).

(h) Property and Leases. Except as set forth on Schedule 4.14(h), (i) neither the Company nor the Company Subsidiary owns an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest is reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property; and (ii) none of the property owned by the Company or the Company Subsidiary is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(i) Israeli Tax Benefit Eligibility. The transactions contemplated by this Agreement will not affect the eligibility of the Company or the Company Subsidiary for any tax benefits or exemptions received in the State of Israel under the Law for the Encouragement of Capital Investments, 5719-1959.

Section 4.15. Employee Matters and Employment Benefit Plans. (a) Schedule 4.15(a) contains a correct and complete list identifying each “employee benefit plan”, as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any of its Affiliates or covers any employee or former employee of the Company or the Company Subsidiary (collectively, the “Employee Plans”). Copies of such Employee Plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been made available to Parent together with, if applicable, the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust.

(b) Neither the Company nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA or any other employee pension benefit plan (as defined in Section 3(2) of ERISA).

(c) Neither the Company nor any ERISA Affiliate nor any predecessor thereof contributes to, or has in the past contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”).

(d) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period since its adoption. The Company has made available to Parent copies of the most recent Internal Revenue Service determination or opinion letters with respect to each such Employee Plan or has a remaining period of time to apply for such determination or opinion letter. Each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Employee Plan. No material events have occurred with respect to any Employee Plan that could result in payment or assessment by or against the Company of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

(e) The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee, former employee or independent contractor of the Company or the Company Subsidiary to severance pay, bonus or retirement or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan or any other employment or benefit arrangement.

(f) There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or the Company Subsidiary that could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

(g) Neither the Company nor the Company Subsidiary has any liability in respect of post-employment or post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or the Company Subsidiary except as required under Section 4980B of the Code or similar local law. No condition exists that would prevent the Company or the Company Subsidiary from amending or terminating any Employee Plan providing health or medical benefits in respect of any active employee of the Company or the Company Subsidiary.

(h) All contributions and payments accrued under each Employee Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending as of the date hereof, have been discharged and paid on or prior to the date hereof except to the extent reflected as a liability on the Company Balance Sheet.

(i) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, an Employee Plan which could increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2003.

(j) Except for extension orders of common application to all employees in Israel, neither the Company nor any the Company Subsidiary is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or organization. To the Knowledge of the Company, no labor union has requested, sought or attempted to represent any employees, representatives or agents of the Company or the Company Subsidiary, and neither the Company nor the Company Subsidiary has any Knowledge of any other labor organizations activity involving any such employee, representative or agent.

(k) There is no action, suit, investigation, audit or proceeding pending against or involving or, to the Knowledge of the Company, threatened against or involving, any Employee Plan before any court or arbitrator or any state, federal or local governmental body, agency or official.

(l) The Company and the Company Subsidiary are and have been in compliance in all material respects with all applicable laws, regulation, agreements, arrangements (collective or personal), promises and obligations respecting employees and employment practices, including without limitation, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice. There has not been and there was not, to the Knowledge of the Company, threatened any proceeding against or affecting the Company Subsidiary relating to the alleged violation of any applicable laws or agreements, undertakings, promises or any other obligations relating to labor relations or employment matters. There is no unfair labor practice complaint pending or, to the Knowledge of the Company, threatened against the Company or the Company Subsidiary before the National Labor Relations Board or comparable federal, state, local or foreign agency or authority.

(m) The Company has made available to Parent a true and complete list of the names, titles (if applicable), annual salaries or wage rates and other compensation of all employees of the Company and the Company Subsidiary. The Company has no Knowledge that any of its officers or any other key employee (as previously identified to Parent and listed on Schedule 4.15(m) hereto) of the Company and the Company Subsidiary currently intends to resign or retire as a result of the transactions contemplated by this Agreement. The Company has made available to Parent a true and complete list of the names and titles (if applicable) of all former employees of the Company and the Company Subsidiary and all offer letters with respect to such former employees.

(n) Each employee of the Company or the Company Subsidiary has executed a Proprietary Information and Non-Competition Agreement in the form contemplated by the Amended and Restated Investors’ and Registration Rights Agreement, dated as of June 19, 2003, among Alaska and the other parties thereto (the “Registration Rights Agreement”). To the extent required by the Registration Rights Agreement, Shmuel Assa and each officer, employee or consultant of the Company has executed such agreements required by Section 1.8 (Stock Restriction Agreements) of the Registration Rights Agreement.

(o) There are no loans outstanding from the Company or the Company Subsidiary to any current or former employee or director.

(p) The Company Subsidiary has made all necessary provisions relating to its liabilities to its employees with respect to managers’ insurance policies (‘Bituach Menahalim’), severance payments, pension funds, studying funds (‘Keren Hishtalmut’) and any other provisions pursuant to any contractual obligation of the Company Subsidiary. A list of accrued vacation days and convalescence days of the Company Subsidiary’s employees is attached hereto as Schedule 4.15(p). As of the date hereof, the Company Subsidiary’s aggregate financial obligation to pay for such accrued vacation and convalescence days amounts to NIS 309,000, and the Company Subsidiary has made the adequate reserve to cover for such amount in its financial statements.

(q) The Company Subsidiary is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of its legal or contractual requirements with respect to employees.

(r) The Company Subsidiary has made all appropriate payments to the tax authorities, the Institute of National Insurance, health tax and to any other relevant authority, and all payments to the employees were made in accordance therewith, including without limitation adequate payments for overtime, sick days, vacation days and convalescence pay.

(s) The Company and the Company Subsidiary have fulfilled and complied with all obligations under and requirements of the Ordinance with respect to allocation of options to Israeli employees under the Company Stock Plan including without limitation the timely filing of all reports and requests, and the application for and obtaining of all consents and approvals, required to be filed, applied for or obtained, as applicable, under any of the foregoing or under any applicable law, statute, regulation or otherwise in connection with any allocation of options to Israeli employees.

Section 4.16. Title of Properties; Absence of Liens and Encumbrances; Condition of Equipment. (a) The Company and the Company Subsidiary do not own any real property, and have never owned any real property. Schedule 4.16 sets forth a list of all real property currently leased by the Company or the Company Subsidiary, the name of the lessor and the date of the lease and each amendment thereto and, with respect to any current lease, the aggregate annual rental and/or other fees payable under any such lease and the term and renewal provisions of such lease. All such leases are in full force and effect and enforceable by the Company or the Company Subsidiary, and there is not, under any of such leases, any existing material default by the Company or the Company Subsidiary or, to the Knowledge of the Company, by the other party thereto or material event of default (or event which with notice or lapse of time, or both, would constitute such a default). The Company has heretofore made available to Parent true and complete copies of all such leases.

(b) The Company or the Company Subsidiary has good and marketable title to, or, in the case of leased properties and tangible assets, valid leasehold interests in, all of the tangible assets shown on the Company Balance Sheet, free and clear of any Liens, except as reflected in the Company Balance Sheet.

(c) All material items of equipment included in such assets shown on the Company Balance Sheet are, in the aggregate and in all material respects, in good operating condition, regularly and properly maintained, subject to normal wear and tear.

Section 4.17. Products. Schedule 4.17 lists (by name and version number) all products, software or service offerings of the Company and the Company Subsidiary (collectively, “Company Products”) that have been produced, licensed, sold, distributed or otherwise disposed of since the Company’s inception, and (ii) identifies, for each such Company Product, whether the Company provides support or maintenance for such Company Product. Each of the Company Products is, and at all times up to and including the sale thereof, conforms in all material respects to any promises or affirmations of fact made on the container or label for such product or in connection with its sale. To the Knowledge of the Company, none of the Company’s or the Company Subsidiary’s products contains defects that would reasonably be expected to materially impair such product’s value or use by customers.

Section 4.18. Intellectual Property. (a) Schedule 4.18(a)(i) contains a true and complete list of patents, registered copyrights, registered trademarks, registered service marks, Internet domain names and any applications for registrations for any of the foregoing included in the Owned Intellectual Property Rights or exclusively licensed to the Company or the Company Subsidiary (collectively, the “Company Registered Intellectual Property Rights”), specifying as to each such Intellectual Property Right, as applicable, (i) the owner of such Intellectual Property Right, (ii) the jurisdictions by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed and (iii) the registration or application numbers thereof. Schedule 4.18(a)(ii) contains a true and complete list of all inter-parties proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) involving the Company or the Company Subsidiary. The Company Registered Intellectual Property Rights (other than applications for Company Registered Intellectual Property Rights) are valid and subsisting. To the Company’s Knowledge, there is no reason that would prevent any of the applications for the Company Registered Intellectual Property Rights from issuing with a scope at least as broad as currently claimed. All necessary documents and certificates in connection with the Company Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States and foreign jurisdictions, for the purposes of perfecting, prosecuting and maintaining such Company Registered Intellectual Property Rights. There are no actions that must be taken by the Company or the Company Subsidiary within 180 days of the date hereof, including the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property

Rights. Neither the Company nor the Company Subsidiary has claimed “small business status,” or other special status in the application for or registration of any Company Registered Intellectual Property Rights.

(b) Schedule 4.18(b) contains a true and complete list of any Licensed Intellectual Property Rights (excluding licenses for generally available commercial software for less than $500 per copy and not included in the Company Products but including all licenses for software that is distributed as “free software”, “open source software” or under a similar licensing or distribution model), specifying the (x) the date of any license or agreement and (y) the identity of all parties thereto.

(c) Schedule 4.18(c) contains a true and complete list of all licenses or sublicenses (including covenants not to sue) by the Company or the Company Subsidiary of the Owned Intellectual Property Rights (other than end user licenses entered into in the ordinary course of the business of the Company or the Company Subsidiary in the standard form provided to Parent), specifying (x) the date of any license or agreement and (y) the identity of all parties thereto.

(d) The Licensed Intellectual Property Rights and the Owned Intellectual Property Rights together constitute all of the Intellectual Property Rights necessary to conduct the business of the Company and the Company Subsidiary as currently conducted and as currently contemplated to be conducted by the Company or the Company Subsidiary, disregarding the effect of the transactions contemplated by this Agreement. There exist no restrictions on the disclosure, use or transfer of the Owned Intellectual Property Rights each of which may be carried out without payment of any kind to any Third Party (other than as set forth in Schedule 4.18(v)). No third party has any rights to use any of the Owned Intellectual Property Rights, other than (i) non-exclusive licenses granted by the Company or the Company Subsidiary to end users in the ordinary course of business in the standard form provided to Parent and (ii) the distribution agreements set forth in Schedule 4.18(d). All Owned Intellectual Property Rights are owned exclusively by the Company or the Company Subsidiary. The consummation of the transactions contemplated by this Agreement will not alter, impair or extinguish any of the Company’s rights, as of the date hereof, in Owned Intellectual Property Rights or Licensed Intellectual Property Rights.

(e) The Company and the Company Subsidiary have no Knowledge of any facts or circumstances that would render any Owned Intellectual Property Rights or Licensed Intellectual Property Rights (other than nonexclusively licensed Licensed Intellectual Property Rights) invalid or unenforceable.

(f) Except pursuant to written agreements entered into by the Company or the Company Subsidiary with end users in the ordinary course of business (copies of which have been made available to Parent) or to the distribution agreements set forth on Schedule 4.18(d), and except as set forth on Schedule 4.18(f)(A), there are no contracts, licenses or agreements between the Company or the Company Subsidiary and any other person wherein or whereby the Company or the Company Subsidiary has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability in connection with the Company’s Intellectual Property Rights or Company Products. Schedule 4.18(f)(B) lists all warranty claims (including any pending claims) made by any Third Party related to the Company Products and the nature of such claims.

(g) No Person who has provided or licensed any Intellectual Property Rights to the Company or the Company Subsidiary has ownership rights or license rights to improvements, enhancements or other modifications or derivatives made by or for the Company or the Company Subsidiary.

(h) Neither the Company nor the Company Subsidiary has infringed, misappropriated or otherwise violated any Intellectual Property Right (other than patent rights) of any Third Party. To the Knowledge of the Company, neither the Company nor the Company Subsidiary has infringed, misappropriated or otherwise violated any patent rights of any Third Party. There is no claim, action, suit, investigation or proceeding pending or, to the Company’s Knowledge, threatened against the Company or the Company Subsidiary (i) based upon, or challenging or seeking to deny or restrict, the rights of the Company or the Company Subsidiary in any of the Owned Intellectual Property Rights and the Licensed Intellectual Property Rights, (ii) alleging that the use by the Company and the Company Subsidiary of the Owned Intellectual Property Rights or the Licensed Intellectual Property Rights or any services provided, processes used or products manufactured, used, imported, sold, marketed or licensed by the Company or the Company Subsidiary do or may misappropriate, infringe or otherwise violate any Intellectual Property Right of any Third Party or breach any obligation owed to a Third Party with respect to such party’s Intellectual Property Rights or (iii) alleging that the Company or the Company Subsidiary has infringed, misappropriated or otherwise violated any Intellectual Property Right of any Third Party. Neither the Company nor the Company Subsidiary has received any offer for a license of intellectual property, including but not limited to patent rights, from any Third Party in connection with an allegation by such Third Party that the Company or the Company Subsidiary has misappropriated or infringed any of the Intellectual Property Rights of such Third Party. Neither the Company nor the Company Subsidiary has received any written opinion of counsel that any Third Party patent would be directly or indirectly infringed by the operation of the business of the Company as previously conducted, currently conducted or contemplated to be conducted by the Company and the Company Subsidiary, including with respect to any Company Product.

(i) The Owned Intellectual Property Rights, and the use, reproduction, modification, distribution, licensing, sublicensing, offering for sale or sale of any Owned Intellectual Property Rights by the Company or its licensees, does not and will not infringe or misappropriate any copyright, trade secret, trademark, service mark, trade name, trade dress, or moral right of any Person or, to the Knowledge of the Company, the patent of any Person. To the Knowledge of the Company, the Licensed Intellectual Property Rights that form a part of any Company Product offered for sale or license, and the use, reproduction, modification, distribution, licensing, sublicensing, or sale of such Licensed Intellectual Property Rights by the Company or its licensees in accordance with the license agreements for such Licensed Intellectual Property Rights, as set forth on Schedule 4.18(b), does not and will not, infringe or misappropriate any copyright, patent, trade secret, trademark, service mark, trade name, trade dress, or moral right of any Person.

(j) Except as set forth in Schedule 4.18(j), none of the Owned Intellectual Property Rights has been adjudged invalid or unenforceable in whole or part, and all such Owned Intellectual Property Rights are valid and enforceable.

(k) The Company and the Company Subsidiary hold all right, title and interest in and to all Owned Intellectual Property Rights and all of the Company’s and the Company Subsidiary’s rights in the Licensed Intellectual Property Rights, free and clear of any Lien (other than restrictions contained in license agreements for the Licensed Intellectual Property Rights as set forth on Schedule 4.18(b)). In each case where a patent or patent application, trademark registration or trademark application, service mark registration or service mark application, or copyright registration or copyright application included in the Owned Intellectual Property is held by assignment, the assignment has been duly recorded with the governmental authority from which the patent or registration issued or before which the application or application for registration is pending. Other than filing applications for copyright registration, the Company and the Company Subsidiary have taken all actions reasonably necessary to maintain and protect any material Owned Intellectual Property Rights, including payment of applicable maintenance fees and filing of applicable statements of use.

(l) To the Knowledge of the Company, based on reasonable investigation, no Person has infringed, misappropriated, breached or otherwise violated any Owned Intellectual Property Right or Licensed Intellectual Property Rights (other than nonexclusively licensed Licensed Intellectual Property Rights).

(m) All software source code listings that are part of any material Owned Intellectual Property Rights are documented in accordance with prevailing industry standards.

(n) Except as set forth on Schedule 4.18(n), none of the registered trademarks or service marks, applications for trademarks and applications for service marks included in the Owned Intellectual Property Rights that are material to the business or operation of the Company or the Company Subsidiary have been the subject of an opposition or cancellation procedure. None of the patents and patent applications included in the Owned Intellectual Property Rights that are material to the business or operation of the Company or the Company Subsidiary have been the subject of an interference, protest, public use proceeding or Third Party reexamination request.

(o) The Company and the Company Subsidiary have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of (i) all of the Company’s and the Company Subsidiary’s confidential information and trade secrets and (ii) information received from Third Parties which the Company or the Company Subsidiary is obligated to treat as confidential. None of the Intellectual Property Rights of the Company or the Company Subsidiary, the value of which to the Company or the

Company Subsidiary is contingent upon maintaining the confidentiality thereof, has been disclosed other than pursuant to written confidentiality agreements, true and complete copies of which have been provided to Parent. The Company and the Company Subsidiary have taken reasonable steps in accordance with normal industry practice to obtain ownership of all works of authorship and inventions made by its employees, consultants and contractors. Without limiting the foregoing, the Company has, and enforces, a policy requiring each employee who contributes to the development of the Company’s Intellectual Property Rights to execute proprietary information, confidentiality and assignment agreements substantially in the form of the Company’s standard forms (the forms of which have been provided to Parent) (“Employee Agreements”), and no current or former employee of the Company or the Company Subsidiary has refused to sign the Employee Agreements.

(p) Except as set forth on Schedule 4.18(p), no Person other than the Company or the Company Subsidiary possesses any current or contingent rights to any source code that is part of the Owned Intellectual Property Rights. Neither the Company, Company Subsidiary nor any other Person acting, respectively, on their behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any source code that is part of the Owned Intellectual Property Rights. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by the Company, Company Subsidiary or any Person acting, respectively, on their behalf to any Person of any source code that is part of the Owned Intellectual Property Rights. Schedule 4.18(p) of the Company Disclosure Schedule identifies each contract pursuant to which the Company and Company Subsidiary has deposited, or is or may be required to deposit, with an escrow-holder or any other Person, any source code that is part of the Owned Intellectual Property Rights, and describes whether the execution of this Agreement or the consummation any of the other transactions hereunder, in and of itself, would reasonably be expected to result in the release from escrow of any such source code.

(q) Schedule 4.18(q) lists all parties (excluding employees of Company or Company Subsidiary whose work product was created by them entirely within the scope of their employment by Company and constitutes works made for hire owned by Company but including contractors and consultants) who have created any portion of the Owned Intellectual Property Rights. Company has secured from all parties who have created any portion of the Owned Intellectual Property Rights valid and enforceable written assignments or licenses of any such work or other rights to Company and has made available true and complete copies of such assignments or licenses to Parent or its counsel.

(r) Schedule 4.18(r) includes a true and complete list of support and maintenance agreements relating to Owned Intellectual Property to which Company is a party including the identity of the parties and the respective dates of such agreements (other than, in each case, support or maintenance provided by the Company to end users in the ordinary course of business pursuant to the standard form previously provided to Parent). Schedule 4.18(r) includes a true and complete list of all outstanding support and maintenance obligations, as of the date hereof, under each of the aforementioned agreements.

(s) None of the Company Products contains any computer code: (i) designed to intentionally harm in any manner the operation of such software, or any other associated software, firmware, hardware, computer system or network (sometimes referred to as “viruses” or “worms”); (ii) that would intentionally disable such software or impair in any way its operation based on the elapsing of a period of time or advancement of a particular date (sometimes referred to as “time bombs,” “time locks,” or “drop dead” devices); (iii) that would permit the Company or any Third Party to access such software to intentionally cause any harmful, malicious procedures, routines or mechanisms which would cause the software to cease functioning or to damage or corrupt data, storage media, programs, equipment or communications or (iv) containing any bug, problem, flaw or similar issue that may materially adversely affect the value, functionality or fitness for the intended purposes of such Company Products. Notwithstanding the foregoing, there are no material defects (including any viruses) in any Company Products, and there are no errors in any technical documentation, specifications, manuals, user guides, promotional material, internal notes and memos, drawings, flow charts, diagrams, source language statements, demo disks, benchmark test results, and other written materials related to, associated with or used or produced in the development of such Company software products, which defects or errors would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(t) Subject to Section 4.27, no government funding, facilities of a university, college, other educational institution or research center or funding from third parties was used in the development of any Company Intellectual Property included in the Acquired Assets. No current or former employee, consultant or independent contractor of the Company or the Company Subsidiary, who was involved in, or who contributed to, the creation or development of any Owned Intellectual Property Rights, has performed services for the government or a university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or the Company Subsidiary.

(u) No (i) Company Product, technology, service or publication of the Company or the Company Subsidiary (ii) material published or distributed by the Company or the Company Subsidiary, or (iii) conduct or statement of the Company or the Company Subsidiary, constitutes obscene material, a defamatory statement or material, false advertising or otherwise violates in any material respect any law or regulation.

(v) Except as set forth in Schedule 4.18(v), there are no royalties, fees, honoraria or other payments payable by the Company or the Company Subsidiary to any person or entity by reason of the ownership, development, use, license, sale or disposition of the Owned Intellectual Property Rights, including any Company or Company Subsidiary product, other than salaries, sales commissions and other forms of compensation paid to employees and sales agents in the ordinary course of business.

(w) Each of the Company and the Company Subsidiary has been and is in compliance with the Export Administration Act of 1979, as amended, and all regulations promulgated thereunder.

(x) Except as set forth in Schedule 4.18(x), the Company Products and the Owned Intellectual Property Rights do not contain any software code that (A) contains, or is derived in any manner (in whole or in part) from, any software that is distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); or (B) is licensed under any terms or conditions that impose any requirement that any software using, linked with, incorporating, distributed with, based on, derived from or accessing the software code: (i) be made available or distributed in source code form; (ii) be licensed for the purpose of making derivative works; (iii) be licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind; or (iv) be redistributable at no charge (any of the foregoing, referred to as “Open Source Materials”). Schedule 4.18(x) lists all Open Source Materials used by the Company or the Company Subsidiary in any way, and describes the manner in which such Open Source Materials were used. Such description shall include, without limitation, whether (and, if so, how) the Open Source Materials were embedded, linked (including dynamic linking), modified and/or distributed by the Company and the Company Subsidiary and whether and the extent to which each of the Open Source Materials was used to develop, distribute or design Company Products to link with (including dynamic linking at runtime) or access in any way (whether by calls, execution branching, interprocess control or other technique of any kind whatsoever) any Open Source Materials. The Company Products and the Owned Intellectual Property Rights do not contain any software code that (i) requires the disclosure or distribution of all or a portion of the source code for any Company Products or any third party code with which the Company Product have been combined by the Company or the Company Subsidiary (“Third Party Combined Products”), (ii) creates, or purports to create, obligations on licensors of Third Party Combined Products, (iii) grants, or purports to grant, to any third party any right to, or immunities under, intellectual property rights of licensors of Third Party Combined Products, or (iv) with respect to the GPL or similar licenses, causes, or could be interpreted or asserted as causing, the Company Products, any Third Party Combined Products, or any modifications to the Company Products or any Third Party Combined Products to become subject to the GPL or a similar license as a result of being combined with the software that is subject to the GPL or similar license. Except as set forth in Schedule 4.18(x), no Company Product or Company Intellectual Property is subject to the terms of license of any such Open Source Materials. The Company has not used software code that includes the Linux kernel version 2.4 or any later version.

(y) The Company and the Company Subsidiary has the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software that are used in the operation of the Business or that are required to create, modify, compile, operate or support any software that is incorporated into any Company Product.

Section 4.19. Insurance Coverage. Schedule 4.19 contains a complete and accurate list of, and the Company has made available to Parent true and complete copies of, all insurance policies relating to the assets, business, operations, employees, officers or directors of the Company and the Company Subsidiary. There is no claim by the Company or the Company Subsidiary pending under any of such policies as to which coverage has been denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies have been timely paid (to the extent due) and the Company and the Company Subsidiary have otherwise complied fully with the material terms and conditions of all such policies. Such policies of insurance (or other policies providing substantially similar insurance coverage) have been in effect since 2001 and remain in full force and effect. The Company has no Knowledge of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of such policies. To the Company’s Knowledge, such policies are of the type and in amounts customarily carried by Persons conducting businesses similar to those of the Company or the Company Subsidiary.

Section 4.20. Licenses and Permits. The Company and the Company Subsidiary hold all material licenses, franchises, permits, certificates, approvals or other similar authorizations that are reasonably necessary to conduct its business as currently conducted (the “Permits”). To the Knowledge of the Company, the Permits are valid and in full force and effect. Neither the Company nor the Company Subsidiary is in material default under, and neither the Company nor the Company Subsidiary has received any notice that any condition exists that with notice or lapse of time or both would reasonably be expected to constitute a material default under, the Permits. To the Knowledge of the Company, none of the Permits will be terminated or materially impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

Section 4.21. Receivables. (a) The Company has made available to Parent a list of all accounts receivable of the Company and the Company Subsidiary as of May 10, 2004, along with a statement of days elapsed since invoice.

(b) All accounts, notes receivable and other receivables arising out of or relating to the business of the Company and the Company Subsidiary as of the Company Balance Sheet Date or Interim Balance Sheet Date (i) have been included in the Company Balance Sheet and Interim Balance Sheet and all reserves for doubtful accounts reflected thereon were taken in accordance with GAAP applied on a consistent basis and (ii) to the Company’s Knowledge, are collectible in the ordinary course (subject to any reserves for doubtful accounts reflected in the Company Balance Sheet or Interim Balance Sheet). No person has any Lien on any such accounts receivable and, to the Company’s Knowledge, no request or agreement for deduction or discount has been made with respect to any such accounts receivable.

Section 4.22. Environmental Matters. (a) (i) During the period that the Company and the Company Subsidiary have leased their respective properties or operated any facilities, no material notice, notification, demand, request for information, citation, summons or order has been received, no material complaint has been filed, no penalty has been assessed, and no material investigation, action, claim, suit, proceeding or review is pending or, to the Knowledge of the Company, is threatened by any governmental entity or other Person relating to or arising out of any Environmental Law;

(ii) during the period that the Company and the Company Subsidiary have leased their respective properties or operated any facilities, the Company and the Company Subsidiary are and have been in compliance in all material respects with all Environmental Laws and all Environmental Permits; and

(iii) there are no material liabilities of or relating to the Company or the Company Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law, and to the Knowledge of the Company there are no facts, conditions, situations or set of circumstances that could reasonably be expected to result in or be the basis for any material liability arising under or relating to any Environmental Law.

(b) There has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company has Knowledge in relation to the current or prior business of the Company or the Company Subsidiary or any property or facility now or previously owned or leased by the Company or the Company Subsidiary that has not been delivered to Parent at least five days prior to the date hereof.

(c) Neither the Company nor the Company Subsidiary owns, leases or operates or has owned, leased or operated any real property, or conducts or has conducted any operations, in New Jersey or Connecticut.

Section 4.23. Certain Interests. (a) To the Knowledge of the Company, none of the Stockholders of the Company or the Company Subsidiary or any officer or director of the Company or the Company Subsidiary and no member of such person’s “immediate family” (as such term is defined in Rule 16a-1 of the 1934 Act):

(i) has been an officer, director or stockholder of any significant supplier or customer of the Company, or of any company which holds, directly or indirectly, 50% or more of the outstanding shares of any such supplier or customer, provided, however, that the ownership of securities representing not more than 1% of the outstanding voting power of any supplier or customer, and which are listed on any national securities exchange or traded actively in the national over-the-counter market, shall not be deemed to be a “stockholder” as long as the person owning such securities has no other significant connection or relationship with such supplier or customer;

(ii) is a party to or has a direct or indirect material financial interest in any license, partnership or alliance agreement with the Company or the Company Subsidiary other than pursuant to the Company’s sales, bonus or other compensation plan;

(iii) owns, directly or indirectly, in whole or in part, or has any other interest in any material tangible or intangible property which the Company or the Company Subsidiary owns (except for any such ownership or interest resulting from the ownership of securities in a public company or pursuant to its normal rights as a stockholder of the Company); or

(iv) has outstanding any indebtedness to the Company or the Company Subsidiary.

(b) Except for the payment of employee or director compensation in the ordinary course of business, the Company does not have any liability or any other material obligation of any nature whatsoever to any stockholder of the Company or any affiliate thereof or to any officer or director of the Company, or to the Knowledge of the Company, to any immediate relative or spouse (or immediate relative of such spouse) of any such officer or director.

Section 4.24. Customers; Suppliers. Schedule 4.24 sets forth the names of the 25 most significant customers (by dollar amount of sales) of the Company and the Company Subsidiary for the period from January 1, 2003 through March 31, 2004, and the dollar amount of sales for each such customer during such periods. Except as set forth in Schedule 4.24 of the Company Disclosure Schedule, to the Knowledge of the Company, there has been no material degradation in the quality of the relationship of the Company with any such significant customer, it being understood that such customers are typically under no obligation to purchase any additional products or services from the Company.

Section 4.25. Books and Records. (a) The books of account and other financial records of the Company have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; and (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP. At the Closing, all of such books and records will be in the possession of the Company or its attorneys. The Company has made available all of such books, records and accounts to Parent or its representatives.

(b) The minute books of the Company and of the Company Subsidiary which have been provided to Parent contain accurate and complete copies of the minutes of every meeting of, and records of all corporate action taken by, the Company’s and the Company Subsidiary’s stockholders and Boards of Directors (and any committees thereof). No resolutions have been passed, enacted, consented to or adopted by the directors (or any committees thereof) or stockholders of the Company or the Company

Subsidiary, except for those contained in such minute books. The corporate records of the Company and of the Company Subsidiary have been maintained in accordance with all applicable statutory requirements and are complete and accurate in all material respects.

Section 4.26. Directors and Officers. The officers and directors of the Company and the Company Subsidiary are set forth in Schedule 4.26(a). The Company has no agreement, obligation or commitment with respect to the election of any individual or individuals to the Board of Directors of the Company and there is no voting agreement or other arrangement among the Company’s stockholders. Except as set forth in Schedule 4.26(b), there are no agreements, commitments and understandings, whether written or oral, with respect to any compensation to be provided to any of the Company’s or the Company Subsidiary’s directors or officers.

Section 4.27. Grants, Incentives, Subsidies. (a) Schedule 4.27(a) sets forth a complete list of all grants, incentives and subsidies (collectively, “Grants”) from the government of the State of Israel or any agency thereof to the Company or the Company Subsidiary, including without limitation, an Approved Enterprise status and Grants from the Chief Scientist.

(b) The Company Subsidiary is entitled to certain tax benefits in the “Alternative Route” pursuant to letters of approval dated December 26, 2002 and March 11, 2004, and based on its status as an Approved Enterprise under the Law for the Encouragement of Capital Investments 5719-1959. The Company has made available to Parent, prior to the date hereof, true and correct copies of all applications, letters of approval, and supplements thereto, granted to the Company Subsidiary in connection with its Approved Enterprise status. The Company Subsidiary has complied with all the terms and provisions of its Approved Enterprise status and applicable laws and regulations in order to retain its status as an Approved Enterprise including, without limitation, the filing of all reports and requests, and the application for and obtaining of all consents and approvals, required to be filed, applied for or obtained, as applicable, under any of the foregoing or under any applicable law, statute, regulation or otherwise in connection with any transactions consummated by the Company Subsidiary or the Company at any time prior to the date hereof. To the Knowledge of the Company or the Company Subsidiary, there exists no fact, condition, situation or set of circumstances that would result in the revocation or modification of the Company Subsidiary’s “Approved Enterprise” status.

(c) The Company Subsidiary has received Grants in support of its research and development through the Chief Scientist pursuant to (i) letters of approval dated June 5, 2003 and August 5, 2003 and (ii) the Encouragement of Industrial Research and Development Law 5744 – 1984. The Company has made available to Parent, prior to the date hereof, true and correct copies of all letters of approval, and supplements thereto, granted to the Company Subsidiary by the Chief Scientist. The Company Subsidiary is in compliance with the terms and conditions of the Grants and has duly fulfilled all undertakings relating thereto including, without limitation, the filing of all reports and requests, and the application for and obtaining of all consents and approvals, required to be filed, applied for or obtained, as applicable, under any of the foregoing or under any applicable law, statute, regulation or otherwise in connection with any transactions consummated by the Company Subsidiary or the Company at any time prior to the date hereof. To the Knowledge of the Company or the Company Subsidiary, there exists no fact, condition, situation or set of circumstances that would result in the revocation or modification of any of the Grants.

(d) The Company Subsidiary has filed all of the required notices and reports to the Israeli Companies Registrar pursuant to the Companies Law 5759 – 1999 and the regulations promulgated thereunder and has paid all of its annual companies fees when due. No financial penalties have been imposed on the Company Subsidiary by the Israeli Companies Registrar and to the Knowledge of the Company or the Company Subsidiary, there exists no fact, condition, situation or set of circumstances that would result in the imposition of such financial penalties.

Section 4.28. Information Statement. The Information Statement shall include all information required to be provided to any Stockholder pursuant to Section 262 of Delaware Law. The Company will comply with all other requirements of Section 262 of Delaware Law.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company that:

Section 5.01. Corporate Existence and Power. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on Parent. Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement.

Section 5.02. Corporate Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the Escrow Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby are within the corporate powers of Parent and Merger Sub and have been duly authorized by all necessary corporate action. This Agreement and the Escrow Agreement constitute valid and binding agreements of each of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with their terms.

Section 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic, foreign or supranational, other than (i) the filing of a certificate of merger with respect to the Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable takeover laws, whether state or foreign, and (ii) any actions or filings the absence of which could not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect on Parent or materially impair the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement.

Section 5.04. Non-Contravention. The execution, delivery and performance by Parent, and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or the certificate of incorporation or bylaws of Merger Sub, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with, or result in any violation or breach of any provision of any law, rule, regulation, judgment, injunction, order or decree, or (iii) require any material consent or other action by any Person under, constitute a material default, or an event that, with or without notice or lapse of time or both, could become a material default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any material benefit to which Parent or any of its Subsidiaries is entitled under any provision of any material agreement, or any material license, franchise, permit, certificate, approval or other similar authorization affecting, or relating to, the material assets or business of Parent except for such contraventions, conflicts and violations referred to in clause (ii) and for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes or losses referred to in clause (iii) that would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect on Parent or materially impair the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement.

Section 5.05. Litigation. As of the date of this Agreement, there is no material action, suit, investigation or proceeding (or, to the Knowledge of Parent, any material basis therefor) pending against, or, to the Knowledge of Parent, threatened against or affecting Parent, that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby before any court or arbitrator or before or by any governmental body, agency or official, domestic, foreign or supranational.

Section 5.06. Form S-8. Parent is eligible to file with the SEC a registration statement on Form S-8 (or any other successor or other appropriate form) for the registration of the shares of Parent Common Stock issuable pursuant to the exercise of the Company Stock Options assumed by Parent pursuant to Section 2.05.

ARTICLE 6

COVENANTS OF THE COMPANY AND THE COMPANY SUBSIDIARY

Each of the Company and the Company Subsidiary agrees that:

Section 6.01. Conduct of the Company and the Company Subsidiary. Except as contemplated by this Agreement, or with the prior written consent of Parent, from the date hereof until the Effective Time, the Company and the Company Subsidiary shall conduct their business in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations, pay their debts and Taxes when due subject to good faith disputes over such debts or Taxes, pay or perform other material obligations when due, and use all commercially reasonable efforts consistent with past practices and policies to (i) preserve intact their present business organization, (ii) maintain the properties in good operating condition, (iii) keep available the services of their present officers, employees and contractors and (iv) preserve their relationships with customers, suppliers, licensors, licensees and others with which they have business dealings; provided that no guarantees are provided as to the foregoing. Except as otherwise permitted under this Agreement, the Company shall manage its working capital in the ordinary course of business, consistent with past business practices or as otherwise mutually determined by Parent and the Company. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, without the prior written consent to Parent and except as contemplated by this Agreement, the Company shall not and shall not permit the Company Subsidiary to:

(a) adopt or propose any change to its certificate of incorporation or bylaws or to the Company Subsidiary’s Articles of Association or bylaws, other than as specifically permitted or contemplated by this Agreement;

(b) except for the issuance of Shares upon the exercise of Company Stock Options or Warrants outstanding as of the date of this Agreement in accordance with their terms or the conversion of its currently outstanding Preferred Stock, and the Additional Options to the extent directed by Parent, issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of its capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or the Company Subsidiary, or (ii) any material assets of the Company or the Company Subsidiary;

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock other than dividends and other distributions paid by the Company Subsidiary to the Company or by the Company to the Company Subsidiary;

(d) reclassify, combine, split, subdivide or redeem, purchase, repurchase or otherwise acquire, directly or indirectly, any of its capital stock;

(e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof or any assets;

(ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances;

(iii) authorize or enter into any agreements or commitments with respect to capital expenditures which are, in the aggregate, in excess of $50,000;

(iv) hire, employ, contract or enter into any agreement with any new employees or independent contractors;

(v) shorten or lengthen the customary payment terms or other terms of any contracts with customers;

(vi) collect receivables owed from third parties, other than in the ordinary course of business consistent with past practice;

(vii) provide discounts to customers other than in the ordinary course of business consistent with past practice;

(viii) permit any outstanding obligations to remain due for more than 30 days after the date of the applicable invoice other than in the ordinary course of business consistent with the terms of the appropriate invoices;

(ix) incur any other liabilities other than in the ordinary course of business, consistent with past practice;

(x) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 6.01(e).

(f) except as may be required by law, increase the compensation payable or to become payable to its officers or employees, or grant any severance or termination pay to, or enter into or amend any employment or severance agreement with, any director, officer or other employee of the Company or the Company Subsidiary, whether such act is done orally or in writing or with immediate or prospective effect, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, provided that, the Company may take the actions provided for in Section 6.11 and Section 6.13;

(g) enter into any licensing, distribution, sponsorship, advertising, merchant program or other similar contracts, agreements, or obligations, other than, except as set forth in Schedule 6.01(g), contracts and agreements with customers in the ordinary course of business consistent with past practice;

(h) transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any Intellectual Property Rights of the Company, other than such items as are done in the ordinary course of business consistent with past practice;

(i) (A) except as provided in Section 2.05, take any action to cause, or fail to take any material action to prevent, the accelerated vesting and exercisability of the Company Stock Options except as provided herein, by the terms of such Company Stock Options or the employment agreement or arrangements of the employee disclosed to Parent or (B) otherwise amend any Company Stock Option to reduce the exercise price thereof;

(j) take any action, other than actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures except for any such action required by a concurrent change in GAAP;

(k) merge or consolidate with any other Person;

(l) sell, lease, license or otherwise dispose of any material subsidiary or material amount of assets, securities or property except pursuant to existing contracts or commitments which have been disclosed to Parent;

(m) enter into any lease, contract or agreement with regard to real property other than (i) renewals of existing leases on a month to month basis on terms similar to such existing leases and (ii) new month to month leases for sales offices entered into in the ordinary course consistent with past practices;

(n) enter into any non-compete agreement or other material restriction on any of their respective businesses following the Effective Time;

(o) enter into any agreement or commitment the effect of which would be to grant to a third party following the Merger any actual or potential right of license of any Intellectual Property Rights owned by the Company or the Company Subsidiary other than end-user customer contracts in the ordinary course of business;

(p) permit any insurance policy naming it as a beneficiary or a loss payee to be cancelled or terminated unless such insurance policy is replaced with a substantially equivalent policy;

(q) take any action that would reasonably be expected to make any representation and warranty of the Company hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time or omit to take any action reasonably expected to be necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time;

(r) file any applications, notices or other documents with any governmental body which will adversely affect any of the Company’s or the Company Subsidiary’s approvals, authorizations, permits or statuses, including without limitation, the Grants from the Chief Scientist and the “Approved Enterprise” status; and

(s) agree or commit to do any of the foregoing.

Section 6.02. Stockholder Approval. (a) The Company shall use its best efforts to cause the Stockholders listed on Annex A to deliver the Stockholder Consents not later than 2 Business Days after the execution and delivery of this Agreement by the parties hereto.

(b) Notwithstanding the execution and delivery of the Stockholder Consents, the Company shall use commercially reasonable efforts to obtain the written consent of each Stockholder that shall not have delivered a Stockholder Consent immediately after the execution and delivery of this Agreement. As promptly as practicable after the execution and delivery of this Agreement by each of the parties hereto, the Company shall prepare, with the cooperation and assistance of Parent, an information statement (the “Information Statement”) which shall be reasonably acceptable to Parent and shall include information about this Agreement, the Merger and the other transactions contemplated hereby. The Company shall cause the Information Statement to be mailed to all the Stockholders. The Company shall comply with the requirements of Section 262 of Delaware Law.

Section 6.03. No Solicitation; Other Offers. (a) Unless and until this Agreement will have been terminated pursuant to Article 11, neither the Company nor the Company Subsidiary shall, nor shall the Company or the Company Subsidiary authorize, and the Company and the Company Subsidiary shall use all reasonable efforts to prevent, any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any non-public information relating to the Company or the Company Subsidiary (other than as to the existence of these provisions) or afford access to the business, properties, assets, books or records of the Company or the Company Subsidiary to, otherwise knowingly cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party to make an Acquisition Proposal, or (iii) enter into any agreement with respect to an Acquisition Proposal. The Company shall not submit to the vote of its stockholders any Acquisition Proposal other than this Agreement, or propose to do so until after the termination of this Agreement. If the Company receives an unsolicited submission of an Acquisition Proposal and the Company is not in violation of this Section 6.03 with respect to the submission of such Acquisition Proposal, the Company may inform the Stockholders of such Acquisition Proposal.

(b) The Company shall, and shall cause the Company Subsidiary and the advisors, employees and other agents of the Company and the Company Subsidiary to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal and shall use all commercially reasonable efforts to cause any such Party (or its agents or advisors) in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information.

Section 6.04. Access to Information. From the date hereof until the Effective Time and subject to applicable law and the Mutual Nondisclosure Agreement dated as of May 7, 2002 between the Company and Parent (the “NDA”), the Company shall (i) give Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access (during normal business hours and upon reasonable notice) to the offices, properties, books, work papers, assets, contracts and records of the Company and the Company Subsidiary (including access to perform physical examinations), (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data created by the Company in the ordinary course of its business and other information as such Persons may reasonably request and (iii) instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Company and the Company Subsidiary to cooperate with Parent in its investigation of the Company and the Company Subsidiary. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including returns and supporting documentation), when available, upon request as promptly as practicable consistent with the Company’s past practice. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and the Company Subsidiary. No information or Knowledge obtained by Parent in any investigation pursuant to this Section shall affect, limit or be deemed to modify any representation or warranty made by the Company hereunder.

Section 6.05. Tax Matters. (a) From the date hereof until the Effective Time, without the prior written consent of Parent, neither the Company nor the Company Subsidiary shall make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any material amended Return, enter into any closing agreement, settle any Tax claim, audit or assessment, surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of materially increasing the Tax liability or materially reducing any Tax Asset of the Company, the Company Subsidiary, Parent or any Affiliate of Parent.

(b) The Company and the Company Subsidiary shall establish or cause to be established in accordance with GAAP on or before the Effective Time an adequate accrual for all Taxes due with respect to any Pre-Closing Tax Period.

(c) Except as otherwise provided herein, all transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with the Merger, including any real property transfer tax and any similar Tax (“Transfer Taxes”) shall be paid by the Company when due, and the Company shall, at its own expense, file all necessary Tax returns or other documentation with respect to all such Transfer Taxes.

Section 6.06. Notices of Certain Events. The Company shall promptly notify Parent of:

(a) any notice or other communication from any Person in writing alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

(c) any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting the Company or the Company Subsidiary that, if pending on the date of this Agreement, could have been required to have been disclosed pursuant to Section 4.12, Section 4.14, Section 4.15, Section 4.18 or Section 4.22, as the case may be, or that relate to the consummation of the transactions contemplated by this Agreement.

Section 6.07. Consents and Notices. (a) As promptly as practicable after the execution of this Agreement, the Company shall use all commercially reasonable efforts to deliver such notices and filings and to obtain such consents, waivers, assignments, authorizations and approvals as may be required from third parties and Governmental Authorities in connection with the transactions contemplated hereby, including without limitation, (a) filings with and approvals of (i) the Chief Scientist, (ii) the Investment Center, (iii) the Israeli Tax Authorities (the filings and approvals specified in items (i), (ii) and (iii) of this clause (a) collectively, the “Mandatory Approvals”) and (iv) assist in making all filings related to the Antitrust Authority; and (b) notices to all holders of Warrants with respect to the Merger and the transactions contemplated hereby, which notices shall specify that Warrants shall only be exercisable until immediately prior to the Effective Time in accordance with their terms.

(b) Qualified Option Plan. As promptly as practicable after the date hereof, the Company shall use its best efforts to obtain approval of the Israeli Tax Authorities for the qualification of the Company Stock Options held for the benefit of the Company Subsidiary’s employees to be assumed by Parent pursuant to this Agreement: (i) as options granted under the Capital Gain Route pursuant to the provisions of section 102 of the Ordinance and any regulations, rules, orders or procedures promulgated thereunder, including the Rules and (ii) as not creating any tax liability by virtue of such assumption.

Section 6.08. Company Cash Amount.

(a) No later than two Business Days prior to the date of Closing, the Company shall deliver to Parent a certificate of an officer of the Company setting forth the

Company’s good faith estimate of the amount equal to the excess of (i) the Company Cash over (ii) the amount of Accrued Company Expenses (such excess, the “Estimated Company Cash Amount”). Such certificate shall be accompanied by appropriate information and documentation supporting the Company’s estimate and reasonably satisfactory to Parent and the Company shall provide reasonable access to all records in its possession which were used in the preparation of the Estimated Company Cash Amount in accordance with Section 6.04.

(b) No later than one Business Day prior to the date of Closing, Parent shall either (i) provide written notice to the Company of its acceptance of the Estimated Company Cash Amount (including the amount of Accrued Company Expenses), which amount shall thereupon become final and binding as the Final Company Cash Amount or (ii) provide written notice to the Company of its disagreement with the Estimated Company Cash Amount. If Parent has delivered a notice of disagreement in accordance with clause (ii) of the preceding sentence, Parent and the Company shall negotiate in good faith to agree upon a Final Company Cash Amount. Upon resolution of such disagreement, Parent and the Company shall agree in writing upon a Final Company Cash Amount (including the amount of Accrued Company Expenses). As used herein, the term “Final Company Cash Amount” means the Company Cash Amount as determined in accordance with the first or second sentence, as the case may be, of this Section 6.08(b).

Section 6.09. Excise Tax Matters. Prior to the Effective Time, the Company shall endeavor to obtain the approval of more than 75% of the voting power of disinterested Stockholders with respect to all potential 280G benefits that are or may be payable to any disqualified individual in connection with or as a result of the Merger.

Section 6.10. Capitalization Information. The Company shall deliver to Parent on a date that is two Business Days prior to the Effective Time a complete and accurate schedule as of such date certified by an officer of the Company that sets forth as of such date and as of the Effective Time, in each case, the following: (i) the Outstanding Series A Preferred, (ii) the Outstanding Series B Preferred, (iii) the Outstanding Common, (iv) the number of Company Stock Options (including Additional Options), (v) the average exercise price of the Company Stock Options (including Additional Options) and (vi) the name of the holder of each Company Stock Options (including Additional Options), the grant date and number of shares of Company Common Stock subject to such option, the exercise price of such option, and the date on which such option expires.

Section 6.11. Stock Options. (a) The Company agrees to grant, immediately prior to the Effective Time, Additional Options to employees of the Company on such terms and in such amounts as requested by Parent provided such grants comply with the Company Stock Plan. At the request of Parent, the Company shall have used its reasonable best efforts to cause the stockholders of the Company to amend the Company Stock Plan to increase the number of shares of Company Common Stock subject thereto by 36,000,000 shares.

(b) The Company shall use its reasonable best efforts to cause each holder of Company Stock Options (to the extent such holder has not signed a release of the type described in this sentence prior to the date hereof), including Additional Options, to sign a release in form and substance satisfactory to Parent which release shall provide that such holder is not entitled to any equity interest in the Company or the Company Subsidiary other than such holder’s Company Stock Options.

Section 6.12. Allocation of Consideration. (a) Schedule 6.12(a) sets forth a complete and accurate list of each holder of Company Common Stock and Preferred Stock. Such schedule shall be updated immediately prior to Closing and shall at such time state the amount of cash payable to such holder pursuant to Sections 2.02(a), 2.02(b) and 2.02(c)

Section 6.13. Amendment of Stock Plan Agreements. (a) To the extent necessary, the Company shall take all necessary actions to provide that the Outstanding Options (other than the Additional Options) shall become fully vested as of the Effective Time.

(b) Prior to any grant of Additional Options pursuant to Section 6.11(a), the Company shall take any action necessary to provide that Additional Options shall not vest, have their vesting accelerated or otherwise become exercisable as a result of the Closing or the transactions contemplated by this Agreement (including upon any termination of employment).

ARTICLE 7

COVENANTS OF PARENT

Parent agrees that:

Section 7.01. Obligations of Merger Sub. Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.02. Benefits. (a) From and after the Effective Time, the Company’s employees who continue employment with Parent or its subsidiaries shall be provided with employee benefits that, in the aggregate, are substantially comparable to those provided to employees of Parent who are similarly situated.

Section 7.03. Indemnification. From and after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to (i) each indemnification agreement between the Company and its directors or officers in effect immediately prior to the date hereof (the “Indemnified Parties”) and (ii) any indemnification provision under the Company Charter and bylaws as in effect on the date hereof. The certificate of incorporation and bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Company Charter and bylaws as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified other than as provided in the Company Charter or bylaws in effect on the date hereof in any manner that would adversely affect the rights thereunder of any Indemnified Party or of individuals who, immediately prior to the Effective Time, were employees or agents of Company, unless such modification is required by law. The provisions of this Section 7.03 shall survive consummation of the Merger and are (i) intended to be for the benefit of, and will be enforceable by, each of the Indemnified Parties and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Indemnified Party may have by contract or otherwise.

Section 7.04. Form S-8. Parent agrees to take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Stock Options assumed pursuant to Section 2.05. As soon as practicable, but in any event not later than 60 days after the Effective Time, Parent shall file with the SEC a registration statement on Form S-8 (or any other successor or other appropriate form), with respect to the shares of Parent Common Stock subject to such options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as such options remain outstanding. Parent agrees to cause shares of Parent Common Stock to be issued upon exercise of Company Stock Options of the Company assumed by Parent to be authorized for listing on the national securities exchange on which the Parent Common Stock is listed. The provisions of this Section 7.04 shall survive consummation of the Merger and are (i) intended to be for the benefit of, and will be enforceable by, each of the employees of the Company and (ii) in addition to, and not in substitution for, any other rights that any such employee may have by contract or otherwise.

Section 7.05. Certain Filings. Parent and Merger Sub shall (i) make all filings reasonably required of Parent and Merger Sub in order to obtain the required approval from the Antitrust Authority, (ii) use all commercially reasonable efforts and take all such actions necessary to provide any documents required in order to obtain the approval of the Chief Scientist, and (iii) assist in making all the filings related to any other Mandatory Approval.

Section 7.06. Severance Cost Notification. No later than four Business Days after the date hereof, Parent shall deliver to the Company a certificate of an officer of Parent setting forth the names of the officers and employees of the Company or the Company Subsidiary that Parent intends to terminate effective immediately after the Effective Time. For the avoidance of doubt, the Company shall include all severance and related payments due such officers and employees in the “Accrued Company Expenses”.

ARTICLE 8

COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

Section 8.01. Reasonable Efforts. Subject to the terms and conditions of this Agreement, Company and Parent will use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided, however, that Parent shall not be legally required to agree to any divestiture by Parent or any of Parent’s Subsidiaries or Affiliates or by the Company or the Company Subsidiary or Affiliates of shares of capital stock or of any business, assets or property of Parent or its Subsidiaries or Affiliates or of the Company or the Company Subsidiary or Affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

Section 8.02. Certain Filings. The Company and Parent shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in using all commercially reasonable efforts to take such actions or make any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers, including without limitation the filings required by Section 6.07.

Section 8.03. Public Announcements. Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

Section 8.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.05. Notification of Certain Matters. Each party shall give prompt notice to the other parties hereto of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (ii) any failure in any material respect of such party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (iv) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement, and (v) any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge threatened against, relating to or involving or otherwise affecting the Company or the Company Subsidiary that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.12 or that relate to the consummation of the transactions contemplated by this Agreement; provided, however, that the delivery of any notice pursuant to this Section 8.05 shall not limit or otherwise affect any remedies available to the party receiving such notice; and provided further, however, that no disclosure by the Company pursuant to this Section 8.05 shall be deemed to amend or supplement any Schedule hereto or prevent or cure any misrepresentation, breach of warranty or breach of covenant.

ARTICLE 9

CONDITIONS TO THE MERGER

Section 9.01. Conditions to Obligations of Each Party. The obligations of each party to this Agreement to consummate the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) This Agreement and the Merger shall have been approved and adopted by the Stockholders in accordance with Delaware Law and the Company Charter.

(b) No provision of any applicable law or regulation and no judgment, injunction, order or decree issued by any court or governmental body having competent jurisdiction shall prohibit the consummation of the Merger.

(c) All actions by or in respect of, or filings with, any governmental body, agency, official or authority, domestic, foreign or supranational, required to permit the consummation of the Merger shall have been taken, made or obtained.

(d) No claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any United States, federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body (each, a “Governmental Authority”) shall have been threatened by, or commenced before, any Governmental Authority against either the Company or Parent, seeking to restrain or materially and adversely alter the transactions contemplated hereby which is reasonably likely to render it impossible or unlawful to consummate the transactions contemplated by this Agreement or which could reasonably be expected to have a Material Adverse Effect on the Company or Parent.

(e) There shall not be instituted or pending any action or proceeding (or any investigation or other inquiry that would reasonably be expected to result in such action or proceeding) before any Governmental Authority, or by any other Person, domestic, foreign or supranational, before any court or governmental authority or agency of competent jurisdiction, domestic, foreign or supranational, seeking to restrain, prohibit or otherwise interfere with the ownership or operation by Parent or any of its Subsidiaries of all or any material portion of the business or assets of the Company or the Company Subsidiary or of Parent or any of its Subsidiaries, or to compel Parent or any of its Subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company or the Company Subsidiary, or of Parent or any of its Subsidiaries.

(f) Parent and the Company shall have agreed in writing upon the Final Company Cash Amount in accordance with Section 6.08(b).

Section 9.02. Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following further conditions, any of which may be waived, in writing, exclusively by Parent:

(a) The representations and warranties of the Company and the Company Subsidiary set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification, shall be true and correct at and as of the Mandatory Approvals Receipt Date as if made at and as of such date (except for representations and warranties which address matters only as of a specified date, which representations and warranties shall be true and correct with respect to the specified date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or the Company Subsidiary. Parent and Merger Sub shall have received a certificate dated as of the Mandatory Approvals Receipt Date signed by the Chief Executive Officer and Chief Financial Officer of the Company to the foregoing effect.

(b) The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time. Parent and Merger Sub shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of the Company to the foregoing effect.

(c) Parent shall have received opinions of Testa, Hurwitz & Thibeault, LLP and Meitar Liquornik Geva & Leshem Brandwein, counsel to the Company, dated the Effective Date in substantially the forms attached hereto as Exhibits E-1 and E-2, respectively.

(d) The Company or the Company Subsidiary, as the case may be, shall have received all consents, authorizations or approvals from the governmental agencies referred to in Section 4.03 and Section 6.07, in each case in form and substance reasonably satisfactory to Parent, and no such consent, authorization or approval shall have been revoked.

(e) The Stockholder Consents shall have been executed and delivered by the Stockholders listed on Annex A hereto and shall be in full force and effect.

(f) Each of the Non-Competition and Non-Solicitation Agreements executed and delivered to Parent by the individuals listed on Annexes B-1 and B-2 on the date of this Agreement hereto shall be in full force and effect, and without any amendment thereto, immediately prior to the Effective Time.

(g) (i) At least 17 of the total number of employees of the Company Subsidiary as of the date hereof shall continue to be employed by the Company Subsidiary in their respective positions as of the date hereof, including without limitation, (A) each of the individuals listed on Annex B-2 hereto that are employed by the Company Subsidiary and (B) Tal Beno, and (ii) the individuals listed on Annex B-1 hereto employed by the Company shall continue to be employed by the Company in their respective positions as of the date hereof, and Parent shall have received a certificate signed by an officer of the Company to the foregoing effect.

(h) Parent shall have received certified certificates of incorporation and bylaws, and good standing certificates in respect of the Company and the Company Subsidiary and certified board resolutions in respect of the transactions contemplated hereby, all in form and substance reasonably satisfactory to Parent.

(i) The amendments to the Company’s certificate of incorporation as set forth in Schedule 4.01(b) shall have been filed with the Secretary of State of the State of Delaware and shall be in full force and effect.

(j) The Company shall have delivered a certification pursuant to Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c), signed by the Company and dated not more than 30 days prior to the Effective Time to the effect that the Company is not nor has it been within 5 years of the date of the certification a “United States real property holding corporation” as defined in Section 897 of the Code.

(k) No Material Adverse Effect on the Company or the Company Subsidiary shall have occurred prior to the Mandatory Approvals Receipt Date and be continuing.

(l) The Company shall have taken all actions required by Section 6.13(a) and Section 6.13(b).

(m) Parent shall have received a certificate signed by the Chief Financial Officer of the Company setting forth the Estimated Company Cash Amount pursuant to Section 6.08.

(n) The Company shall have paid all Transaction Expenses. Parent shall have received a certificate signed by the Chief Financial Officer of the Company setting forth the Transaction Expenses incurred with respect to this Agreement and the transactions contemplated hereby. The Company and Company’s legal counsel, auditors, investment bankers and financial advisors shall have agreed to the amounts set forth in such certificate. Any additional Transaction Expenses exceeding the amounts set forth in such certificate shall be considered a Loss pursuant to Section 10.02 and shall be paid out of the Escrow Fund in accordance with the provisions set forth in Section 10.02; provided that such Transaction Expenses shall be recoverable from the first dollar and shall not be subject to the Basket Amount.

(o) The Company shall have obtained the written consent of Morgan Stanley & Co. Incorporated to the Merger pursuant to Section 18.5 of the Software License and Development Agreement entered into as of June 30, 2003 by and between the Company and Morgan Stanley & Co. Incorporated.

Section 9.03. Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following further conditions, any of which may be waived, in writing, exclusively by the Company:

(a) The representations and warranties of Parent and Merger Sub set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification, shall be true and correct at and as of the Mandatory Approvals Receipt Date as if made at and as of such date, except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. The Company shall have received a certificate dated as of the Mandatory Approvals Receipt Date signed by a duly authorized officer of Parent to the foregoing effect.

(b) Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and the Company shall have received a certificate with respect to the foregoing signed on behalf of Parent, with respect to the covenants of Parent, by a duly authorized officer of Parent and a certificate with respect to the foregoing signed on behalf of Merger Sub, with respect to the covenants of Merger Sub, by a duly authorized officer of Merger Sub.

ARTICLE 10

SURVIVAL OF REPRESENTATION AND WARRANTIES; INDEMNIFICATION

Section 10.01. Survival of Representation and Warranties. The Company’s and Company Subsidiary’s representations and warranties contained in this Agreement shall survive the Effective Time until the first anniversary of the Effective Time. If written notice of a claim has been given in accordance with Section 10.02(b) prior to the expiration of the applicable survival period of the representations and warranties by the party seeking indemnification to the party from whom indemnification is sought (which notice shall indicate with reasonable specificity the amount and nature of the claim and the representation on which it is based), then the relevant representations and warranties shall survive as to such claim until such claim has been finally resolved. All of Parent’s and Merger Sub’s representations and warranties contained herein or in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time. Parent’s and Merger Sub’s covenants and agreements contained herein which are required to be performed after the Closing shall survive until the first anniversary of the Effective Time.

Section 10.02. Indemnification. (a) Subject to Section 10.02(g), Parent and its Affiliates (including, after the Effective Time, the Surviving Corporation and its Subsidiaries), officers, directors, employees, agents, successors and assigns (collectively, the “Parent Indemnified Parties”) shall be indemnified and held harmless by the Stockholders of the Company, severally and not jointly, but solely out of the Escrow Fund for (i) any and all liabilities (including, without limitation, Taxes resulting from a breach of the provisions of Section 4.14), losses, damages, claims, costs and expenses, interest, awards, assessments, settlements, judgments and penalties (including, without limitation, reasonable attorneys’ and consultants’ fees and expenses and including any such expenses incurred in connection with investigating, defending against or settling any such claims) (“Damages”) suffered or incurred by them, including, without limitation, in connection with any action brought or otherwise initiated by any of them arising out of or resulting from the breach of any representation or warranty made by the Company or the Company Subsidiary in this Agreement or a breach of covenant or agreement made or to be performed by the Company or the Company Subsidiary pursuant to this Agreement; (ii) any Tax of the Company or the Company Subsidiary described in clause (i) of the definition of Tax related to a Pre-Closing Tax Period; (iii) any Tax described in clause (ii) or (iii) of the definition of Tax; (iv) any Transfer Tax; (v) any Damages arising out of or incident to the imposition, assessment or assertion of any Tax described in clause (ii), (iii), or (iv) of this sentence; (vi) Accrued Company Expenses incurred by a Parent Indemnified Party in excess of the Accrued Company Expenses included in the Final Company Cash Amount pursuant to Section 6.08(b); (vii) one-half of any Damages arising out of, in connection with or relating to the agreements set forth on Schedule 10.02(a)(vii); and (viii) any Damages arising out of, in connection with or relating to the Company’s agreement with Discovery Health (PTY) Ltd. to the extent relating to the $149,892 received by the Company on or about April 30, 2004 in connection with such agreement (the items in clauses (i)-(viii) of this sentence, collectively, “Losses”); provided, that a Loss shall not include amounts actually received by the Company in respect of insurance. The aggregate amount of Losses for which the Parent Indemnified Parties may receive indemnification pursuant to this Agreement shall not exceed the amount of the Escrow Fund. For purposes of this Section 10.02, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Effective Date, the portion of such Tax related to the portion of such Tax period ending on and including the Effective Date shall (x) in the case of any Taxes other than gross receipts, sales or use Taxes and Taxes based upon or related to income, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Effective Date and the denominator of which is the number of days in the entire Tax period, and (y) in the case of any Tax based upon or related to income and any gross receipts, sales or use Tax, be deemed equal to the amount which would be payable if the relevant Tax period ended on and included the Effective Date. All determinations necessary to give effect to the allocation set forth in the foregoing clause (y) shall be made in a manner consistent with prior practice of the Company and the Company Subsidiary.

(b) Any Parent Indemnified Party seeking indemnification from another party hereto (the “Indemnifying Party”) under this Section shall give the Escrow Agent and the Stockholders’ Representative written notice of any matter which such Parent Indemnified Party has determined has given rise to a right of indemnification under this Agreement promptly (but in no event later than 21 days, but subject to the proviso to this sentence) after the Parent Indemnified Party becomes aware of such matter and, prior to the expiration of the applicable representations and warranties as set forth in this Section 10.02, stating the amount of the Loss incurred or that is reasonably anticipated to incur, and method of computation thereof, containing a reference to the specific provisions of this Agreement in respect of which such right of indemnification is claimed or arises and specifying in reasonable detail the individual items of such Loss and the nature of the claim to which such Loss relates; provided that the failure to give such notice shall not in any way affect the indemnification obligations set forth in this Article unless the Indemnifying Party is materially prejudiced by such failure.

(c) If (i) the Stockholders’ Representative shall not have objected to the amount claimed by the Parent Indemnified Party for indemnification from the Escrow Fund with respect to any Loss in accordance with the procedures set forth herein and in Section 6(d) of the Escrow Agreement or (ii) the Stockholders’ Representative and the Parent Indemnified Party shall have, subsequent to the giving of such notice and prior to the expiration of the period set forth in Section 6(d) of the Escrow Agreement, mutually agreed that the Parent Indemnified Party is entitled to indemnification from the Escrow Fund for a specified amount and shall have so jointly notified the Escrow Agent and the Escrow Agent shall have received joint written instructions from the Stockholders’ Representative and the Parent Indemnified Party, the Escrow Agent shall deliver to the Parent Indemnified Party funds from the Escrow Fund in respect of any amount determined to be owed to the Parent Indemnified Party under this Section in accordance with the Escrow Agreement.

(d) If the Stockholders’ Representative delivers notice of its disagreement as to the indemnification requested by the Parent Indemnified Party from the Escrow Fund (a “Contested Claim”), then such Contested Claim will be resolved by either (i) a written settlement agreement executed by Parent and the Stockholders’ Representative and provided to the Escrow Agent or (ii) in the absence of such a written settlement agreement within 30 days of such notice of disagreement, by binding arbitration between the Stockholders’ Representative and Parent in accordance with the terms and provisions of this Section 10.02(d).

(e) Parent and Company agree that any Contested Claim will be submitted to mandatory, final and binding arbitration before J.A.M.S./ENDISPUTE or its successor (“J.A.M.S.”), pursuant to the United States Arbitration Act, 9 U.S.C., Section 1 et seq. and that any such arbitration will be conducted in Santa Clara County, California. Either Parent or the Stockholders’ Representative may commence the arbitration process called for by this Agreement by filing a written demand for arbitration with J.A.M.S. and giving a copy of such demand to each of the other parties to this Agreement. The arbitration will be conducted in accordance with the provisions of J.A.M.S.’ Streamlined Arbitration Rules and Procedures in effect at the time of filing of the demand for arbitration, subject to the provisions of this Section 10.02(e). The parties will cooperate with J.A.M.S. and with each other in promptly selecting an arbitrator from J.A.M.S.’s panel of neutrals, and in scheduling the arbitration proceedings in order to fulfill the provisions, purposes and intent of this Agreement. The parties covenant that they will participate in the arbitration in good faith, and that they will share in its costs in accordance with subparagraph (i) below. The provisions of this Section 10.02(e) may be enforced by any court of competent jurisdiction, and the party seeking enforcement will be entitled to an award of all costs, fees and expenses, including attorneys’ fees, to be paid by the party against whom enforcement is ordered. Judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction.

(i) Parent on the one hand, and the Stockholders (through the Stockholders’ Representative), on the other hand, will bear the expense of deposits and advances required by the arbitrator in equal proportions, but either party may advance such amounts, subject to recovery as an addition or offset to any award. The arbitrator will determine the party who is the prevailing party and the party who is the non-prevailing party. The non-prevailing party will pay all reasonable costs, fees and expenses related to the arbitration, including reasonable fees and expenses of attorneys, accountants and other professionals incurred by the prevailing party, the fees of each arbitrator and the administrative fee of the arbitration proceedings. If such an award would result in manifest injustice, however, the arbitrator may apportion such costs, fees and expenses between the parties in such manner as the arbitrator deems just and equitable.

(ii) Except as may be otherwise expressly provided herein, for any Contested Claim submitted to arbitration, the burden of proof will be as it would be if the claim were litigated in a judicial proceeding governed by Delaware law exclusively.

(iii) Upon the conclusion of any arbitration proceedings hereunder, the arbitrator will render findings of fact and conclusions of law and a final written arbitration award (which with respect to monetary compensation for damages (other than with respect to costs as set forth in clause (i)) shall not exceed the amount of the claim) setting forth the basis and reasons for any decision reached (the “Final Award”) and will deliver such documents to the Stockholders’ Representative and Parent, together with a signed copy of the Final Award. The Final Award will constitute a conclusive determination of all issues in question, binding upon the Stockholders, the Stockholders’ Representative and Parent, and will include an affirmative statement to such effect.

(iv) The Stockholders’ Representative, Parent and the arbitrator will conclude each arbitration hereunder as promptly as possible for the Contested Claim being arbitrated.

(v) The arbitrator chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement.

(f) In all matters relating to this Section, the Stockholders’ Representative shall be the only party entitled to assert the rights of the Stockholders, and the Stockholders’ Representative shall perform all of the obligations of the Stockholders hereunder. Parent shall be entitled to rely on all statements, representations and decisions of the Stockholders’ Representative.

(g) Notwithstanding anything else in this Agreement to the contrary, the Indemnified Parties shall not be entitled to recover under this Section with respect to any breach of representations and warranties, unless the aggregate amount of Losses arising out of all such breaches of representations and warranties exceeds $150,000 (the “Basket Amount”), at which time the Indemnified Parties shall be entitled to recover from the Escrow Account the full amount of all such Losses without regard to the limitations set forth in this Section 10.02(g); provided that any Losses arising out of the breach of any representation or warranty contained in Section 4.02, Section 4.05, Section 4.06, or Section 4.13 shall be recoverable from the first dollar and shall not be subject to the Basket Amount.

(h) The indemnification and dispute resolution procedures provided by this Article (including with respect to arbitration of Contested Claims) shall be the sole and exclusive remedy available to Parent and its Affiliates after the Effective Time for any claim related to this Agreement or the transactions contemplated hereby, except with respect to claims arising out of fraud, criminal activity or knowing misrepresentation by a party hereto.

Section 10.03. Defense of Claims. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a third party, Parent shall give the Stockholders’ Representative prompt notice of such claim and the Stockholders’ Representative on behalf of the Indemnifying Party at its cost and expense (the sole source of satisfaction of such cost and expense shall be the Escrow Account pursuant to the terms of the Escrow Agreement) and with counsel reasonably satisfactory to the Parent Indemnified Party may, upon written notice to the Parent Indemnified Party, assume the defense of any such claim or legal proceeding if (i) the Escrow Account is comprised of sufficient financial resources to defend against such third-party claim and fulfill the Parent Indemnified Party’s highest reasonably likely Losses with respect to such claim or legal proceeding, (ii) the third-party claim does not seek an injunction or other equitable relief against or adversely affecting a Parent Indemnified Party, (iii) the Indemnifying Party acknowledges in writing its obligation to indemnify the Parent Indemnified Party against any Losses that may result from the third-party claim (subject to the sufficiency of the funds in the Escrow Account), and (iv) the Indemnifying Party agrees in writing not to settle such claim or proceeding without the prior written consent of the Parent Indemnified Party, which consent shall not be unreasonably withheld. If the Stockholders’ Representative so assumes, the Parent Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel at its own expense; provided, however, that if there are one or more legal defenses available to the Parent Indemnified Party that conflict with those available to the Indemnifying Party, or the Indemnifying Party fails to take reasonable steps necessary to defend diligently the claim after receiving written notice from the Parent Indemnified Party that it reasonably believes that the Indemnifying Party has failed to do so, the Parent Indemnified Party may assume the defense of such claim; and provided, further, that the Parent Indemnified Party may not settle such claim without the prior written consent of the Indemnifying Party, which consent may not be unreasonably withheld. If the Parent Indemnified Party assumes the defense of the claim, the Parent Indemnified Party shall be reimbursed out of the Escrow Account pursuant to the terms of the Escrow Agreement on a quarterly basis, provided a notice of such claim is first provided and resolved in accordance with Section 10.02, for reasonable fees and expenses of counsel retained by the Parent Indemnified Party and the Indemnifying Party shall be entitled to participate in (but not control) the defense of such claim, with its counsel at its own expense; provided, however, that the Parent Indemnified Party shall not be reimbursed for fees and expenses of more than one separate firm. If the Indemnifying Party thereafter seeks to question the manner in which the Parent Indemnified Party defended such third party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove, by a preponderance of the evidence, that the Parent Indemnified Party did not defend or settle such third-party claim in a reasonably prudent manner. The parties agree to render, without compensation, to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other, including providing such documents and records as may be pertinent and the time and attention of such personnel as may reasonably be necessary, in order to ensure the proper and adequate defense of any action, suit or proceeding, whether or not subject to indemnification hereunder.

Section 10.04. Stockholders’ Representative. By virtue of their approval of the Merger, the Stockholders shall have appointed the Stockholders’ Representative as representative of the Stockholders and as the attorney-in-fact and agent for and on behalf of each Stockholder with respect to claims for Losses under Article 10. The Stockholders’ Representative will take any and all actions and make any decisions required or permitted to be taken by the Stockholders’ Representative under this Agreement and the Stockholders’ Representative Agreement in compliance with the Stockholders’ Representative Agreement, including the exercise of the power to: (a) agree to, negotiate, enter into settlements and compromises of, demand arbitration of, and comply with orders of courts and awards of arbitrators with respect to, such claims for Losses; (b) arbitrate, resolve, settle or compromise any Contested Claim made pursuant to Article 10; and (c) take all actions necessary in the judgment of the Stockholders’ Representative for the accomplishment of the foregoing. The Stockholders’ Representative will have authority and power to act on behalf of each Stockholder with respect to the disposition, settlement or other handling of all claims for Losses under Article 10 and all rights or obligations arising under Article 10. In performing the functions specified in this Agreement, the Stockholders’ Representative will not be liable to any Stockholder in the absence of willful misconduct, to the extent permitted by applicable law, on the part of the Stockholders’ Representative. The Stockholders will severally, but not jointly, on a pro rata basis, indemnify the Stockholders’ Representative and hold him harmless against any loss, liability or expense incurred without willful misconduct, to the extent permitted by applicable law, on the part of the Stockholders’ Representative and arising out of or in connection with the acceptance or administration of his duties hereunder. If the Stockholders’ Representative shall die, become disabled or otherwise be unable to fulfill his responsibilities as representative of the Stockholders, then the Stockholders shall, within ten days after such death or disability, appoint a successor representative and, promptly thereafter, shall notify Parent and the Escrow Agent of such successor. The Stockholders’ Representative shall have the right to recover from the Escrow Fund, prior to any distribution to the Stockholders, an amount equal to any reasonable fees, costs and expenses in connection with the acceptance and administration of the Stockholders’ Representative duties hereunder.

ARTICLE 11

TERMINATION

Section 11.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the Stockholders of the Company):

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) there shall be any law or regulation that makes acceptance for payment of, and payment for, the Shares pursuant to the Merger illegal or otherwise prohibited or any judgment, injunction, order or decree of any court or governmental body having competent jurisdiction enjoining Merger Sub, Company or Parent from consummating the Merger and such judgment, injunction, order or decree shall have become final and nonappealable; or

(ii) the Closing has not occurred by 5:00 P.M., California time, on the date that is 120 days from the date hereof (the “End Date”), or such later date as the Company and Parent may agree, provided, however, that the right to terminate this Agreement under Section 11.01(b)(ii) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time.

(c) by Parent, if (i) the Stockholder Consents are not properly executed and delivered by the parties listed on Annex A within 2 Business Days of the execution and delivery of this Agreement by the parties hereto or (ii) if any such Stockholder Consent is revoked prior to the Effective Time;

(d) by Parent, if (i) a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.02(a) or (c) not to be satisfied, and such condition is incapable of being satisfied by the End Date, or (ii) the Company shall have willfully and materially breached its obligations under Sections 6.02(b) or 6.03;

(e) by the Company, if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Parent or Merger Sub set forth in this Agreement shall have occurred that would cause the conditions set forth in Sections 9.03(a) or 9.03(b) not to be satisfied, and such condition is incapable of being satisfied by the End Date;

The party desiring to terminate this Agreement pursuant to this Section 11.01 shall give notice of such termination to the other party.

Section 11.02. Effect of Termination. If this Agreement is terminated pursuant to Section 11.01, this Agreement shall become void and of no effect with no liability on the part of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto, provided that, if such termination shall result from the willful failure of either party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions of Section 8.03, Section 12.03, Section 12.05, Section 12.06 and Section 12.07 shall survive any termination hereof pursuant to Section 11.01.

ARTICLE 12

MISCELLANEOUS

Section 12.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given or made (and shall deemed to have been duly given or made upon receipt) by delivery in person, by cable, telecopy, facsimile, telegram, telex or courier or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.01):

if to Parent or Merger Sub, to:

Susan J. Skaer

Vice President, General Counsel & Secretary

Mercury Interactive Corporation

379 North Whisman Road

Mountain View, CA 94043

Fax: 650-584-3572

with a copy to:

Francis S. Currie

Davis Polk & Wardwell

1600 El Camino Real

Menlo Park, California 94025

Fax: 650-752-2114

if to the Company or the Company Subsidiary, to:

Appilog, Inc.

90 William Street

Suite 703

New York, NY 10038

Phone: 212 - 269-2345

Fax: 212- 269-2656

Attn: Irwin Wallach

with a copy to:

Testa, Hurwitz & Thibeault, LLP

125 High Street

Boston, MA 02110

Telephone No.: (617) 248-7000

Facsimile No.: (617) 248-7100

Attention: Howard S. Rosenblum

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 12.02. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective, provided that, after the adoption of this Agreement by the Stockholders of the Company and without their further approval, no such amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for the Shares.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 12.03. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 12.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and, except as provided in Section 7.03 and Section 7.04, inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Sub may transfer or assign, in whole or from time to time in part, to one or more of their Affiliates, the right to enter into the transactions contemplated by this Agreement, but any such transfer or assignment will not relieve Parent or Merger Sub of its obligations hereunder.

Section 12.05. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 12.06. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal court located in the Northern District of the State of California or any California state court located in Santa Clara County, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.01 shall be deemed effective service of process on such party.

Section 12.07. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.08. Counterparts; Effectiveness; Benefit. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns, except with respect to the Indemnified Parties under Section 7.03 and as provided under Section 7.04.

Section 12.09. Entire Agreement. This Agreement, the NDA, each Non-Competition and Non-Solicitation Agreement and the Escrow Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 12.10. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 12.11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 12.12. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the Northern District of the State of California or any California state court located in Santa Clara County, in addition to any other remedy to which they are entitled at law or in equity.

Section 12.13. No Implied Representation. Parent and the Company acknowledge that, except as expressly provided in Articles 4 and 5, none of the parties is making any representations or warranties of any kind, express or implied.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed by their respective authorized officers as of the day and year first above written.

APPILOG, INC.

By:	/s/ Irwin Wallach
Name:	Irwin Wallach
Title:	CEO

APPILOG LOGVIEW LTD.

By:	/s/ Irwin Wallach
Name:	Irwin Wallach
Title:	CEO

MERCURY INTERACTIVE CORPORATION

By:	/s/ Susan J. Skaer
Name:	Susan J. Skaer
Title:	Vice President, General Counsel & Secretary

ALASKA MERGER CORPORATION

By:	/s/ Susan J. Skaer
Name:	Susan J. Skaer
Title:	Vice President, General Counsel & Secretary

/s/ Amnon Shoham
Amnon Shoham, as STOCKHOLDERS’ REPRESENTATIVE

Annex A

List of Stockholders Executing Written Consents

1.	Company Common Stock

Shmuel Assa

Delta Fund I, L.P.

Delta Fund I (Israel), L.P.

Gmulot Delta Fund, L.P.

Poalim Delta Fund, L.P.

Poalim Ventures Ltd.

Poalim Ventures I Ltd.

Poalim Ventures II Ltd.

2.	Series A Preferred Stock

Delta Fund I, L.P.

Delta Fund I (Israel), L.P.

Gmulot Delta Fund, L.P.

Poalim Delta Fund, L.P.

Poalim Ventures Ltd.

Poalim Ventures I Ltd.

Poalim Ventures II Ltd.

3.	Series B Preferred Stock

Delta Fund I, L.P.

Delta Fund I (Israel), L.P.

Gmulot Delta Fund, L.P.

Poalim Delta Fund, L.P.

Poalim Ventures Ltd.

Poalim Ventures I Ltd.

Poalim Ventures II Ltd.

Cedar Fund II L.P.

Cedar Fund II A L.P.

Cedar Fund II B L.P.

Genesis Partners II LDC

Genesis Partners II

(Israel) LP

Annex B-1

List of U.S. Persons executing Non-Competition and Non-Solicitation Agreement

Muli Assa
John Beischer
Ronen Rischler
Irwin Wallach

Annex B-2

List of Israeli Persons executing Non-Competition and Non-Solicitation Agreement

Israel David